UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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IDENIX PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

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Dear Idenix Stockholder:

Please join us for the 2008 Annual Meeting of Stockholders of Idenix Pharmaceuticals, Inc. The annual meeting will be held on Tuesday, June 3, 2008 at 9:00 a.m., at the offices of WilmerHale, located at 60 State Street, Boston, Massachusetts 02109.

At this year’s annual meeting, we will consider and act upon the following matters:

1.	To elect nine directors;

2.	To ratify the appointment of our independent registered public accounting firm; and

3.	To transact any other business that may properly come before the meeting.

Additional information about the items of business to be discussed at our annual meeting is given in the attached Notice of Annual Meeting and Proxy Statement.

I urge you to carefully review the proxy materials and to vote FOR the election of the director nominees and FOR ratification of the appointment of our independent registered public accounting firm.

On behalf of the Idenix board of directors, employees and management, I thank you for your support and confidence. We look forward to seeing you at the annual meeting.

Very truly yours,

Jean-Pierre Sommadossi
Chairman and Chief Executive Officer

April 25, 2008

IDENIX PHARMACEUTICALS, INC.
60 Hampshire Street
Cambridge, Massachusetts 02139

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Date	June 3, 2008

Time	9:00 a.m. (eastern daylight time)

Place	WilmerHale 60 State Street Boston, Massachusetts 02109

Items of Business	1. To elect nine directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date	You are entitled to notice of, and to vote at the annual meeting and any adjournments of that meeting, if you were a stockholder of record at the close of business on April 9, 2008.

Voting by Proxy	Please submit the enclosed proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or notifying the inspector of elections in writing of such revocation.

By Order of the Board of Directors,

John F. Weidenbruch
Secretary

Cambridge, Massachusetts
April 25, 2008

(page #s to be inserted after proxy finalized)

IDENIX PHARMACEUTICALS, INC.

60 Hampshire Street
Cambridge, Massachusetts 02139

Proxy Statement for the 2008 Annual Meeting of Stockholders
To Be Held on June 3, 2008

PROXIES AND VOTING

This proxy statement contains information about the 2008 annual meeting of stockholders of Idenix Pharmaceuticals, Inc. We are holding the meeting on Tuesday, June 3, 2008 at 9:00 a.m. (eastern daylight time) at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109.

In this proxy statement, references to “Idenix,” “we,” “us” and “our” refer to Idenix Pharmaceuticals, Inc.

We are sending you this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at the annual meeting or at any adjournment or postponement thereof.

We are mailing this proxy statement and proxy card together with our Annual Report for the year ended December 31, 2007 on or about May 2, 2008.

You can find our Annual Report on Form 10-K for the year ended December 31, 2007 on the Internet at our website, www.idenix.com under the caption “Investor Center — Annual Reports,” or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may obtain additional printed copies of our Annual Report on Form 10-K, free of charge, by sending a written request to: Idenix Pharmaceuticals, Inc., attention: Investor Relations, 60 Hampshire Street, Cambridge, MA 02139. Exhibits will be provided upon written request and payment of an appropriate processing fee.

References to our website are inactive textual references only and the contents of our website should not be deemed to be incorporated by reference into this proxy statement.

Q.	Who can vote at the annual meeting?

A.	To be able to vote, you must have been a stockholder of record at the close of business on April 9, 2008, the record date for our annual meeting. On that date, 56,316,286 shares of common stock were issued and outstanding and entitled to vote at the annual meeting.

If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting.

Q.	What are the voting rights of the holders of common stock?

A.	Each outstanding share of our common stock entitles the holder to one vote on each proposal considered at the annual meeting. We have no other securities authorized which would entitle a holder to vote at the meeting.

Q.	What is a proxy card?

A.	The proxy card enables you to appoint Jean-Pierre Sommadossi, our chief executive officer and John Weidenbruch, our executive vice president and general counsel, as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Dr. Sommadossi and Mr. Weidenbruch to vote your shares at the meeting as you have instructed on the proxy card. If you do not specify on the proxy card how your shares should be voted, they will be voted as recommended by our board of directors. This way, you can vote your shares whether or not you attend the meeting.

Q.	What am I voting on?

A.	We are asking you to vote on:

• the election of directors for a one year term; and

• the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2008.

Q.	How do I vote?

A.	If you are a record holder, meaning your shares are registered in your name, you may vote:

(1) By Mail:  Complete, date and sign the enclosed proxy card and mail it in the enclosed postage paid envelope. Your shares will be voted according to your instructions. If you do not specify how your shares should be voted, they will be voted as recommended by our board of directors.

(2) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for you by a broker, bank or other nominee, you may vote:

(1) By Mail: You will receive instructions from your broker, bank or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(2) In Person at the Meeting:  Contact the broker, bank or other nominee who holds your shares to obtain a proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have obtained from the broker, bank or other nominee a proxy issued in your name giving you the right to vote your shares.

Q.	How may I change or revoke my proxy?

A.	You may change or revoke your proxy at any time before the meeting. To do so, you must do one of the following:

(1)	Provide written notice to us in time for receipt prior to the meeting that you wish to revoke your proxy. Such notice should be sent to us c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

(2)	Sign a new proxy and submit it to us c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139 in time for receipt prior to the meeting. Only the most recently dated proxy will be counted.

(3)	Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request such revocation.

Q.	Will my shares be voted if I do not return my proxy?

A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote either by returning your proxy or voting in person by ballot at the meeting.

If your shares are held in “street name,” we encourage you to provide voting instructions to your broker, bank or other nominee by giving your proxy to them. This ensures that your shares will be voted at the meeting according to your instructions. If you do not return a proxy to your broker, bank or other nominee to vote your shares, your broker, bank or other nominee may, with respect to the proposals to elect our directors and ratify the selection of our independent registered public accounting firm, either vote your shares or leave your shares unvoted, under their discretionary authority.

Q.	How many shares must be present to hold the meeting?

A.	To establish a quorum, a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the meeting. The presence of a quorum is a prerequisite to holding and conducting business at the meeting. We believe that Novartis Pharma AG, or Novartis, the holder of a majority of our issued and outstanding common stock, will be present at the meeting and that a quorum will be established as a result.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1 — Election of Directors. The nine nominees for director who receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may vote your unvoted shares on Proposal 1. You may:

• vote FOR all nominees;

• WITHHOLD your vote from all nominees; or

• vote FOR one or more nominees and WITHHOLD your vote from one or more of the others. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of stockholders holding a majority of the votes cast on this proposal is required to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may vote your unvoted shares on Proposal 2.

If you vote to abstain on this Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to abstain will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that our stockholders should have an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Proposal 3 — Other Matters. If any other matters are properly presented at the meeting, the persons named in the accompanying proxy will have the discretion to vote, or otherwise act for you, in accordance with their judgment on the matter. As of the date of this proxy statement, we do not know of any other matters to be presented at the annual meeting.

We believe that Novartis intends to vote all of its shares FOR each proposal detailed above. On the record date, Novartis was the holder of approximately 56% of our outstanding common stock.

Q.	Where may I find the voting results?

A.	We will announce preliminary voting results at the meeting. We will report the final voting results in our Quarterly Report on Form 10-Q for the second quarter ending June 30, 2008, which we expect to file with the Securities and Exchange Commission, or SEC, in August 2008.

Q.	Who is soliciting the proxy and what are the costs of soliciting these proxies?

A.	Our board of directors is soliciting the proxy accompanying this proxy statement. We will bear the cost of soliciting proxies. Our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is elected each year at the annual meeting of stockholders. There are nine nominees for the nine currently authorized seats on our board of directors. Each director elected to hold office will do so until the 2009 annual meeting of stockholders and until her or his successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Each person nominated for election is currently serving as a director of Idenix. The board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the listed nominees for election as a director. Emmanuel Puginier, M.D. and Robert E. Pelzer have been nominated as the two designees of Novartis, pursuant to the stockholders’ agreement described under the caption “Certain Relationships and Related Party Transactions — Relationship with Novartis.” There are no family relationships among any of our directors and our executive officers. Additional information regarding Dr. Payson is set forth under “Corporate Governance — Legal Proceeding Involving a Director.”

Each nominee has agreed to serve if elected and we do not know any reason why any nominee would be unable to serve. In the event that any nominee should be unavailable for election, proxies will be voted for the election of a substitute nominee designated by the board of directors or for election of only the remaining nominees.

Unless authority to do so is withheld, shares represented by executed proxies will be voted for the election of the nine nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Since nine directors are to be elected at the annual meeting, the nine nominees for director who receive the highest number of votes for election will be elected as directors.

Information with respect to the number of shares of common stock beneficially owned by each director as of April 1, 2008 appears under the heading “Security Ownership of Certain Beneficial Owners and Management.” The name, age, years of service on our board of directors, and principal occupation and business experience of each director nominee is set forth below.

Name and Age	Principal Occupation and Business Experience	Director Since

Jean-Pierre Sommadossi, Ph.D. (age 52)	Dr. Sommadossi is the principal founder of Idenix and has served as the chairman of our board of directors since our inception and as our president and chief executive officer since November 2000. During the period from November 1999 to November 2000, Dr. Sommadossi served as our executive president and chief scientific officer. Dr. Sommadossi served as a professor of pharmacology, toxicology and clinical pharmacology and associate director of both the Center for AIDS Research and the Liver Center, University of Alabama at Birmingham School of Medicine from June 1992 to November 2000. Dr. Sommadossi took a sabbatical and then unpaid leave from the University of Alabama at Birmingham from November 1999 to November 2002. From 1996 to 1999, Dr. Sommadossi served on the Research Agenda Committee of the AIDS Clinical Trial Group. Dr. Sommadossi holds a Pharm.D. and Ph.D. in Pharmacology from the University of Marseilles, France.	1998

Charles W. Cramb (age 61)	Mr. Cramb has served as the vice chairman, chief finance and strategy officer of Avon Products, Inc., a global beauty products company since September 2007. Mr. Cramb joined The Avon Company in November 2005 and previously served as executive vice president finance and technology and chief financial officer. Prior to joining The Avon Company, Mr. Cramb served as the chief financial officer at The Gillette Company, a worldwide consumer products company, from July 1997 to November 2005. From July 1995 to July 1997, Mr. Cramb served as a corporate vice president and corporate controller of The Gillette Company. He is also a member of the board of directors of Tenneco Inc. Mr. Cramb holds a B.A. from Dartmouth College and a M.B.A. from the University of Chicago.	2003

Name and Age	Principal Occupation and Business Experience	Director Since

Wayne T. Hockmeyer, Ph.D. (age 63)	Dr. Hockmeyer founded MedImmune, Inc., a biotechnology company, in April 1988 and served until October 2000 as the chief executive officer of MedImmune. In October 2000, Dr. Hockmeyer relinquished his position as chief executive officer and served as chairman of the board of directors of MedImmune, Inc. until June 2007 and from 2002 to 2007, as president of MedImmune Ventures, Inc., a wholly owned subsidiary of MedImmune, Inc. Dr. Hockmeyer also serves as a director of Advancis Pharmaceutical Corporation, Baxter International, Inc. and GenVec, Inc. Dr. Hockmeyer was recognized, in 1998, by the University of Florida as a Distinguished Alumnus and in 2002 was awarded a Doctor of Science honoris causa from Purdue University. Dr. Hockmeyer holds a B.S. from Purdue University and a Ph.D. from the University of Florida.	2002

Thomas R. Hodgson (age 66)	Mr. Hodgson, who is retired, served most recently, from September 1990 to January 1999, as president and chief operating officer of Abbott Laboratories, a pharmaceutical company. From 1983 to 1990, Mr. Hodgson served as the president of Abbott International and from 1978 to 1983, Mr. Hodgson served as the president of the Hospital Products Division of Abbott Laboratories. Mr. Hodgson is a director of The Travelers Companies Inc. Mr. Hodgson holds a B.S. from Purdue University, an M.S. from the University of Michigan, an M.B.A. from Harvard Business School and an honorary doctorate degree in engineering awarded by Purdue University.	2002

Norman C. Payson, M.D. (age 60)	Since November 2002, Dr. Payson has been president of NCP, Inc., a healthcare consulting company. He has served as chairman of the board of Concentra Inc., a company that specializes in occupational health since November 2005. Dr. Payson served as a director and chief executive officer of Oxford Health Plans, a healthcare provider, from 1998 to November 2002 and as chairman of the board from 1999 to November 2002. Dr. Payson is a director of Apria Healthcare Group, Inc., a national provider of home healthcare products and services. Dr. Payson holds an M.D. from Dartmouth Medical School.	2006

Robert E. Pelzer (age 53)	Mr. Pelzer is general counsel of Novartis Pharmaceuticals Division, a part of the Novartis Group, a multinational group of companies specializing in the research, development, manufacture, sale and distribution of innovative healthcare products. Prior to this appointment at Novartis in March 2002, Mr. Pelzer was general counsel at DuPont Pharmaceuticals Company from 1998 to December 2001. Prior to that time, Mr. Pelzer held various positions with The DuPont Company. Mr. Pelzer holds degrees in Commerce and in Law from the University of Alberta. He is admitted as barrister and solicitor in the Province of Alberta, Canada, and as Solicitor in England and Wales.	2003

Denise Pollard-Knight, Ph.D. (age 48)	Dr. Pollard-Knight has served since April 2004 as managing director of Nomura Phase4 Ventures, an affiliate of Nomura International plc, a leading Japanese financial institution. From January 1999 to March 2004, Dr. Pollard-Knight served as head of Healthcare Private Equity at Nomura International plc. From January 1997 to January 1999, Dr. Pollard-Knight was a member of Rothschild Asset Management Ltd., an investment management firm. Dr. Pollard-Knight holds a Ph.D. and BSc (Hons) from the University of Birmingham in England. Dr. Pollard-Knight completed postdoctorate work as a Fulbright Scholar at the University of California, Berkeley.	2003

Name and Age	Principal Occupation and Business Experience	Director Since

Emmanuel Puginier, M.D. (age 47)	Dr. Puginier has served as a director since November 2007. Dr. Puginier has served as Global Head of Marketing and Sales General Medicine for Novartis Pharma AG since July 2007. Since 1992, Dr. Puginier has held several positions with Novartis AG, including Chief Operating Officer of Novartis Pharma Japan, Chief Executive Officer of Novartis Pharma Germany and Regional Head EMEA (Europe, Middle East and Africa). Prior to joining Novartis, Dr. Puginier worked as a physician in France. Dr. Puginier holds an M.D. from Paul Sabatier University, France.	2007

Pamela Thomas-Graham (age 44)	Ms. Thomas-Graham is a managing director in the private equity group at the investment management firm Angelo, Gordon and Co. Prior to joining Angelo Gordon in 2008, Ms. Thomas-Graham served as group president overseeing apparel for better and moderate department stores for Liz Claiborne, Inc., an apparel and retail company, from October 2005 to December 2007. Prior to joining Liz Claiborne, Inc., Ms. Thomas-Graham served as chairman of CNBC from February 2005 to October 2005 and served as president and chief executive officer of CNBC.com from July 2001 to February 2005. From February 2001 to July 2001, Ms. Thomas-Graham served as president and chief operating officer of CNBC. Prior to joining NBC, Ms. Thomas-Graham was a partner at McKinsey & Company. Ms. Thomas-Graham also serves as a director of the Clorox Company. Ms. Thomas-Graham holds a J.D., M.B.A. and B.A. from Harvard University.	2005

The board of directors believes that approval of the election of each nominee director named above is in our best interests and in the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

DIRECTOR COMPENSATION

We compensate our non-employee directors, other than directors who are employees of Novartis, with a combination of cash and equity. Dr. Puginier and Mr. Pelzer, our two directors who are also employees of Novartis, do not receive any remuneration for their services as directors. We also do not provide additional remuneration to Dr. Sommadossi, an officer of Idenix, for his service as a director.

The following table describes our compensation practices for non-employee directors, other than the non-employee directors noted above, during the fiscal year ended December 31, 2007, or fiscal 2007.

			Meeting Fees	Options to Purchase
		Cash	(Per Meeting	Common Stock(1)
	Year	Retainer	Attended)	Initial		Annual

Board Member	2007	$30,000	$2,000	15,000	(2)	20,000	(3)
Committee Chair (other than Audit)	2007	5,000	1,000	—		—
Audit Committee Chair	2007	8,000	1,000	—		—
Committee Members (other than chair)	2007	—	1,000	—		—

(1)	The exercise price of these options is equal to the average of the open and close price of our common stock as reported on the NASDAQ Global Market on the date of grant. Subject to certain exceptions, each stock option terminates on the earlier of ten years from the date of grant or 180 days after the optionee ceases to serve as a director.

(2)	Each non-employee director is entitled to receive an award of stock options upon his or her election or appointment to our board of directors. The initial stock option grant vests in 24 equal monthly installments beginning one month from the date of grant.

(3)	Each non-employee director is entitled to receive at each year’s annual meeting after which he or she continues to serve as a director, an additional stock option grant of 20,000 shares. The number of stock options to be awarded to new non-employee directors who are appointed to our board of directors at times other than immediately after the annual meeting of stockholders is pro rated for the period of service between date of appointment and the next annual meeting. The annual option grant vests in 12 equal monthly installments beginning one month from the date of grant.

For the fiscal year ending December 31, 2008:

•	the annual cash retainer for the Audit Committee Chair was increased to $15,000;

•	the annual cash retainer for the Compensation Committee Chair was increased to $10,000; and

•	an annual cash retainer for the Lead Director was established at $10,000.

In addition, members of our board of directors, other than directors affiliated with Novartis, are reimbursed for reasonable expenses incurred in connection with attendance at meetings of our board of directors and its committees and related activities in accordance with Idenix policy.

Director Compensation for Fiscal Year 2007

	Fees Earned or Paid	Option Awards	Total
Name	in Cash ($)	($)(1)(2)(3)	($)

Charles W. Cramb	$65,000	$92,371	$157,371
Wayne T. Hockmeyer	55,000	92,371	147,371
Thomas R. Hodgson	66,000	92,371	158,371
Norman C. Payson	43,000	130,414	173,414
Denise Pollard-Knight	55,000	92,371	147,371
Pamela Thomas-Graham	45,000	92,371	137,371
Robert Pelzer(4)	—	—	—
Emmanuel Puginier(4)(5)	—	—	—
Thomas Ebeling(4)(6)	—	—	—

(1)	The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for fiscal 2007, in accordance with Statement of Financial Accounting Standards, or FAS, 123(R), of stock options granted under our stock incentive plans and includes amounts for stock options granted in and prior to fiscal 2007. There can be no assurance that FAS 123(R) amounts will reflect actual amounts realized. Refer to Note 12, “Equity Incentive Plans and Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 14, 2008 for the relevant assumptions used to determine the valuation of our option awards.

(2)	As of December 31, 2007, each non-employee director holds the following number of shares of common stock under outstanding stock options:

Number of Shares Underlying
Director	Outstanding Stock Options

Mr. Cramb	100,000
Dr. Hockmeyer	60,000
Mr. Hodgson	60,000
Dr. Payson	45,000
Dr. Pollard-Knight	40,000
Ms. Thomas-Graham	75,000
Mr. Pelzer	—
Dr. Puginier	—

(3)	The number of shares underlying stock options granted to our non-employee directors in fiscal 2007 and the grant date fair value of such stock option as determined in accordance with FAS 123(R) are:

		Number of Shares
		Underlying Stock Options	Grant Date Fair Value of
Director	Grant Date	Grants in 2007	Stock Option Grants in 2007

Mr. Cramb	5/31/2007	20,000	$46,298
Dr. Hockmeyer	5/31/2007	20,000	46,298
Mr. Hodgson	5/31/2007	20,000	46,298
Dr. Payson	5/31/2007	20,000	46,298
Dr. Pollard-Knight	5/31/2007	20,000	46,298
Ms. Thomas-Graham	5/31/2007	20,000	46,298
Mr. Pelzer	—	—	—
Dr. Puginier	—	—	—

(4)	Mr. Ebeling did not and Mr. Pelzer and Dr. Puginier do not receive compensation for serving on our board due to their respective affiliations with Novartis.

(5)	Dr. Puginier joined our board of directors in November 2007. He was nominated by Novartis as one of its two designees to our board.

(6)	Mr. Ebeling ceased serving as a member of our board in November 2007 upon Novartis’ nomination of Dr. Puginier.

CORPORATE GOVERNANCE

Our board of directors strongly believes that good corporate governance policies and practices lead to management of Idenix in a manner that will result in successful business performance and a benefit to our stockholders. We routinely review and update our corporate governance policies and practices. We expect to continue to seek and implement those corporate governance practices that we believe will promote a high level of performance from our board of directors, officers and employees. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our Corporate Governance Guidelines, committee charters and Policy on Business Conduct and Ethics are available on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters”. Alternatively, you can request a copy of any of these documents by writing to Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

Corporate Governance Guidelines

Our board has adopted Corporate Governance Guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of Idenix and our stockholders. These guidelines provide a framework for the conduct of the board’s business and includes guidelines for, among other things, determining director independence, establishing criteria and qualifications of directors, conduct of meetings of the board and meetings of independent directors, access by the directors to management, independent consultants and professional advisors, and management evaluation and succession.

Director Independence

Relationship with Novartis.  Under the terms of the stockholders’ agreement, we have agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock. We have also agreed, for so long as one or more Novartis designees serve on our board of directors, to permit Novartis-designated directors to serve on our board committees unless such committee service is prohibited by applicable law, rule or regulation, in which case the Novartis designee is entitled to serve on our board committees as a non-voting observer. To enable us to fulfill these contractual obligations, we may, from time to time, rely upon an exemption provided to “controlled companies” by the NASDAQ Stock Market, Inc. Marketplace Rules, or the NASDAQ rules, with respect to its requirements that a majority of the directors on the Compensation Committee be independent. Applicable NASDAQ rules define “controlled companies” as those which have more than 50% of their voting power held by an individual, group or entity. Since Novartis and its affiliates currently own more than 50% of our voting stock, Idenix is a controlled company under applicable NASDAQ rules.

Board of Directors.  Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of the following six directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined in Rule 4200(a)(15) of the NASDAQ rules: Charles W. Cramb, Wayne T. Hockmeyer, Thomas R. Hodgson, Norman C. Payson, Denise Pollard-Knight and Pamela Thomas-Graham.

Committees.  Our Audit Committee is composed entirely of independent directors as required by applicable SEC and NASDAQ rules, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, with one Novartis-designated director, who is not independent, serving as a non-voting observer. Our Compensation Committee, with the exception of one Novartis-designated director serving on the committee, is composed of independent directors. Our Nominating and Corporate Governance Committee is composed of independent directors with one Novartis-designated director, who is not independent, serving as a non-voting observer. In December 2007 our Compliance Committee was disbanded and its oversight and monitoring responsibilities will be assumed by the Audit Committee. Our Compliance Committee was composed of independent directors with one Novartis-designated director serving as a non-voting observer.

Meetings of Independent Directors

Our Corporate Governance Guidelines require that our independent directors regularly meet without management being present. On an as needed basis, the independent directors meet in executive session without management.

Director Attendance at Annual Meetings of Stockholders

Our Corporate Governance Guidelines provide that it is the responsibility of all of our directors to attend our annual meetings of stockholders. All directors serving on our board as of the 2007 annual meeting of stockholders attended that meeting.

Board of Directors

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance. Among the primary responsibilities of our board of directors is the oversight of the management of our company. Our directors remain informed of our business and management’s activities by reviewing documents provided to them before each meeting and by attending presentations made by our chief executive officer and other members of management. At each meeting of the board of directors, our directors are advised of actions taken by each board committee. Directors have access to our books, records and reports and independent advisors. Members of our management frequently interact with and are at all times available to our directors.

Our Corporate Governance Guidelines provide for the appointment of a lead director. Mr. Hodgson serves as our lead director. In such capacity, Mr. Hodgson, in consultation with the other independent directors, establishes agendas for the independent directors’ meetings, chairs such meetings and meets with directors to discuss the company and management’s performance.

Our board of directors met six times and acted by written consent once during fiscal 2007. During fiscal 2007, each director, other than Mr. Ebeling and Dr. Puginier, attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served. Due to his nomination to the Board in November 2007, Dr. Puginier was only eligible to attend one board and one committee meeting in 2007 and was unable to attend either.

Committees of Our Board of Directors

Our board of directors has the following three standing committees: Audit, Compensation and Nominating and Corporate Governance. Each of these committees acts under the terms of a written charter approved by our board of directors. In December 2007 the Compliance Committee was disbanded and its oversight and monitoring responsibilities will be assumed by the Audit Committee. Copies of the committees’ charters, as currently in effect, are posted on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters.”

•	The Audit Committee assists the board of directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements relating to financial and financial reporting matters and understanding of our accounting and financial reporting processes. The Audit Committee will also assist the board of directors in overseeing and monitoring our compliance with the legal and regulatory requirements applicable to our business operations. Our Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. Our board of directors has determined that Charles W. Cramb, the chair of the Audit Committee, is a financial expert under applicable SEC rules. The Audit Committee met 12 times in 2007.

•	The Compensation Committee assists the board of directors with its overall responsibility relating to compensation and management development, recommends for approval by the board of directors the compensation of our chairman and chief executive officer and our non-employee directors, establishes annually the compensation of our other officers, effects the engagement of, and terms of employment agreements and arrangement with, and the termination of all our officers and approves our equity incentive plans. The Compensation Committee met six times and acted by written consent once in 2007. The process and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Compensation Discussion and Analysis.”

•	The Nominating and Corporate Governance Committee assists in developing and recommending to our board of directors sound corporate governance principles and practices, identifying and recommending qualified individuals to become members of our board of directors and reviewing and making recommendations to our board of directors with respect to management succession planning. The Nominating and Corporate Governance Committee met twice and acted by written consent once in 2007.

As noted above, the Compliance Committee was disbanded in December 2007. Its oversight and monitoring responsibilities will be assumed by the Audit Committee. The Compliance Committee met once in 2007. Mr. Hodgson served as chair of the Compliance Committee and Drs. Payson and Pollard-Knight also served as members of the committee.

While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire board of directors. The committees regularly report on their activities to the entire board of directors, and all members of our board of directors are entitled to receive copies of each committee’s agendas and minutes.

None of the members of any committee of our board of directors is or has been an officer of Idenix. Mr. Pelzer and Dr. Puginier are officers of Novartis. The members of the committees of our board of directors are set forth in the following table:

Nominating and Corporate
Audit Committee(1)	Compensation Committee	Governance Committee(1)

Charles W. Cramb (Chair)	Wayne T. Hockmeyer (Chair)	Pamela Thomas-Graham (Chair)
Thomas Hodgson	Charles W. Cramb	Wayne T. Hockmeyer
Denise Pollard-Knight	Norman Payson(2)	Norman Payson(4)
Emmanuel Puginier(3)

(1)	Mr. Pelzer is a non-voting observer of the Audit Committee and the Nominating and Corporate Governance Committee.

(2)	Mr. Hodgson served on the Compensation Committee during fiscal 2007 and ceased serving on the Compensation Committee in December 2007. Dr. Payson joined the Compensation Committee in December 2007.

(3)	Mr. Ebeling served on the Compensation Committee from January 2007 to November 2007. Dr. Puginier joined the Compensation Committee in November 2007 upon his nomination by Novartis to our board.

(4)	Dr. Payson joined the Nominating and Corporate Governance Committee in December 2007.

Information About Our Nominating Process

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating individuals to become members of our board of directors, including the review of candidates recommended by our stockholders, and recommending such qualified individuals to our board of directors.

The process followed by the Nominating and Corporate Governance Committee to identify, evaluate and review candidates includes requests to members of our board of directors and others for recommendations, meeting from time to time to evaluate biographical information and background material relating to potential candidates, an assessment of such candidates’ qualifications vis-à-vis our director qualification standards described below, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the board of directors. In addition, the Nominating and Corporate Governance Committee may retain the services of an executive search firm to help identify and evaluate potential director candidates.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals for consideration as potential director nominees by submitting on a timely basis the name and background of the candidate to the Nominating and Corporate Governance Committee, c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139. The Nominating and Corporate Governance Committee will consider a recommendation if appropriate biographical information and background material is provided. In addition to the biographical and background information, the stockholder making such recommendation must include a statement as to whether the stockholder or the group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material is timely provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of our board of directors or by other persons. If our board of directors determines to nominate a stockholder recommended candidate, such nominee’s name will be included in our proxy statement and our proxy card for the stockholder meeting at which such nominee’s election is recommended.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for the 2009 Annual Meeting.” Director

candidates nominated in accordance with the procedures set forth under the first paragraph of such section will be included in our proxy materials but may not be included in our proxy card for the next annual meeting.

At the annual meeting, stockholders will be asked to consider the election of the nine director nominees described in Proposal 1. Each of these nominees has been nominated for election by the Nominating and Corporate Governance Committee.

Director Qualification Standards

Directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values, and be committed to representing the long-term interests of our stockholders. Directors must also be inquisitive, objective and have practical wisdom and mature judgment. We endeavor to have a diverse board of directors possessing strategic and policy-making experience and skills in business, healthcare, science and technology and in the international arena. In considering whether to recommend any candidate for inclusion in our board of director’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in the charter of the Nominating and Corporate Governance Committee. These criteria include the candidate’s integrity, business acumen, age, experience, diligence, conflicts of interest and the ability to act in the interests of all of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our board of directors believes that the backgrounds and qualifications of our directors, considered as a group, should provide diversity and a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on our board of directors for an extended period of time. Our board of directors does not believe that arbitrary term limits on directors’ service are appropriate since such term limits could result in the loss of directors who have developed insights into Idenix and our business and operations. Our board of directors annually engages in a self-evaluation process and a review of the requisite skills and criteria comprised by our board of directors and those to be sought in nominees for directors.

At the annual meeting, stockholders will be asked to consider the election of Dr. Emmanuel Puginier, who has been nominated for election as a director for the first time. In November 2007, Novartis nominated Dr. Puginier as one of its two designees to our board. Mr. Pelzer is Novartis’ other designee to our board.

Communicating with the Board of Directors

We have established an Integrity Hotline for the confidential, anonymous submission by our directors, officers and employees of concerns regarding violations or suspected violations of our Policy on Business Conduct and Ethics, including matters relating to accounting and auditing matters. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of communications received by us, our board of directors and the Audit Committee regarding accounting, internal controls or auditing matters. Written communications from our stockholders and employees may be sent to: Idenix Pharmaceuticals, Inc., Audit Committee Chair, 60 Hampshire Street, Cambridge, Massachusetts 02139.

Stockholders who wish to send other communications to our board of directors should address such communications to Board of Directors, c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

Our board of directors will give attention to written communications that are submitted by our stockholders and other interested parties. In general, communications relating to corporate governance and corporate strategy are more likely to be reviewed by our board than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from our counsel, the chair of the Nominating and Corporate Governance Committee is

primarily responsible for monitoring communications from our stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Policy on Business Conduct and Ethics

Our board of directors is committed to legal and ethical conduct in fulfilling its responsibilities. We expect all of our directors, officers and employees to act ethically, legally and with integrity and in compliance with our Policy on Business Conduct and Ethics as well as our other policies and standards of conduct. Our Policy on Business Conduct and Ethics includes the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Our Policy on Business Conduct and Ethics is posted on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Idenix Policy on Business Conduct and Ethics” and we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of our policy. No waivers from any provision of our policy have been granted.

Legal Proceeding Involving a Director

On October 26, 2004, the SEC issued an order finding that Dr. Norman Payson violated Section 13(d) of the Exchange Act in connection with the submission of certain Section 13D filings relating to Dr. Payson’s holdings in Oxford Health Plans, Inc. that were not filed on a timely basis and that contained certain inaccurate and incomplete disclosures. The Nominating and Corporate Governance Committee and the board of directors reviewed the circumstances in detail and determined that such violations were not an adverse reflection on Dr. Payson’s ability to serve on our board and that such violations are not material to the evaluation of his qualifications or integrity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2008 by:

•	each person or group known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors, including our chief executive officer;

•	each of the other executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below; and

•	all of our current executive officers and directors as a group.

Unless otherwise indicated, to our knowledge, each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws where applicable.

			Shares of
	Shares of		Common Stock
	Common Stock		Issuable		Percentage of
	Beneficially		Under Stock		Common Stock
Name and Address of Beneficial Owner(1)	Owned(2)		Options(2)		Outstanding(3)

5% Stockholders
Novartis AG	31,295,870	(4)	—		55.6%
MPM Capital L.P.	3,243,306	(5)	—		5.8%
Directors
Jean-Pierre Sommadossi	2,329,754	(6)	361,719		4.8%
Charles W. Cramb	7,200		100,000		*
Wayne T. Hockmeyer	41,708		60,000		*
Thomas R. Hodgson	42,324		60,000		*
Norman C. Payson	—		39,375		*
Robert E. Pelzer(7)	—		—		—
Denise Pollard-Knight	—		40,000		*
Emmanuel Puginier(8)	—		—		—
Pamela Thomas-Graham	—		75,000		*
Other Executive Officers
David Arkowitz(9)	14,500		—		*
David Blanchard(10)	12,579		60,521		*
Guy Macdonald	10,000		430,000	(11)	*
Douglas Mayers	30,000	(12)	47,917		*
Ronald Renaud, Jr.	15,000		68,750		*
John Weidenbruch	15,000		46,771		*
All current directors and executive officers as a group (14 persons)(13)	2,542,519		1,072,344		6.3%

*	Less than 1% of the shares of total common stock outstanding as of April 1, 2008.

(1)	The address of all of our executive officers and directors is in c/o Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139. The address of Novartis AG is Lichtstrasse 35 CH-4002 Basel, Switzerland. The address of MPM Capital L.P. is 200 Clarendon Street, Boston, MA 02116.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of our common stock issuable under stock options that are exercisable within 60 days after April 1, 2008 are deemed outstanding and are included for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	On April 1, 2008, there were 56,291,396 shares of our common stock outstanding.

(4)	Consists of 31,295,870 shares held by Novartis Pharma AG, a direct, wholly owned subsidiary of Novartis AG. This information is based solely on information set forth in a Schedule 13D/A filed on November 2, 2005 jointly by Novartis AG and Novartis Pharma AG and subsequent Forms 4 filed on April 4, 2006 and June 6, 2006.

(5)	Consists of 2,949,488 shares held by BB BioVentures L.P., or BB BioVentures, 256,519 shares held by MPM Bioventures Parallel Fund L.P., or Parallel Fund, and 37,299 shares held by MPM Asset Management Investors 1998 LLC, or Investors Fund. BB BioVentures is under common control with Parallel Fund and Investors Fund. This information is based solely on information set forth in a Schedule 13G/A filed by such entities on February 12, 2007.

(6)	Includes 161,185 shares held by the Jean-Pierre Sommadossi 1998 Irrevocable Trust.

(7)	Mr. Pelzer serves as general counsel to Novartis Pharmaceuticals Division, an affiliate of Novartis, and does not have sole or shared voting or dispositive power over shares held by Novartis.

(8)	Dr. Puginier serves as global head of marketing and sales general medicine for Novartis Pharma AG, an affiliate of Novartis, and does not have sole or shared voting or dispositive power over shares held by Novartis.

(9)	Mr. Arkowitz ceased serving as an officer of Idenix on March 30, 2007.

(10)	Mr. Blanchard served as interim chief financial officer from April 2007 until June 2007.

(11)	Mr. Macdonald ceased to be an officer of Idenix as of December 31, 2007. Pursuant to his employment agreement, all options held by Mr. Macdonald accelerated and became immediately exercisable on December 31, 2007 in connection with his termination of employment.

(12)	Consists of 30,000 shares held by Dr. Mayers’ spouse.

(13)	Excludes shares and options, if any, held by Messrs. Arkowitz, Blanchard and Macdonald.

Executive Officers

The following table sets forth information relating to the individuals who serve as officers and executive officers as of April 1, 2008:

Name	Age	Position

Jean-Pierre Sommadossi, Ph.D.	52	President and Chief Executive Officer and Chairman of the Board of Directors
Paul J. Fanning	50	Senior Vice President, Human Resources
Douglas Mayers, M.D.	54	Executive Vice President and Chief Medical Officer
Ronald C. Renaud, Jr.	39	Chief Financial Officer and Treasurer
David N. Standring, Ph.D.	57	Executive Vice President, Biology
John Weidenbruch	47	Executive Vice President, General Counsel and Secretary

Jean-Pierre Sommadossi, Ph.D. is the principal founder of Idenix and has served as the chairman of our board of directors since our inception in 1998 and as our president and chief executive officer since November 2000. During the period from November 1999 to November 2000, Dr. Sommadossi served as our executive president and chief scientific officer. Prior to taking a sabbatical and then unpaid leave from November 1999 to November 2002, Dr. Sommadossi served as a professor of pharmacology, toxicology and clinical pharmacology and associate director of both the Center for AIDS Research and the Liver Center, University of Alabama at Birmingham School of Medicine from June 1992 to November 2000. From 1996 to 1999, Dr. Sommadossi served on the Research Agenda Committee of the AIDS Clinical Trial Group. Dr. Sommadossi holds a PharM.D. and Ph.D. in Pharmacology from the University of Marseilles in France.

Paul J. Fanning has served as our senior vice president, human resources since December 2007 and as our vice president, human resources from March 2004 to December 2007. Prior to joining Idenix, Mr. Fanning was employed by The Foxboro Company and its affiliates from 1984 to 2004, most recently as vice president, human resources at Invensys Process Systems from 2000 to 2004. Mr. Fanning holds an M.B.A. from Babson College and a B.S. from the University of Massachusetts.

Douglas Mayers, M.D. has served as our executive vice president and chief medical officer since January 2007. Prior to joining Idenix, from May 2001 until January 2007, Dr. Mayers was with Boehringer Ingelheim Pharmaceuticals, Inc., where he served as vice president, therapeutic area of virology and was responsible for the strategic coordination of all HIV and hepatitis clinical trials in phases I through IV. Prior to joining Boehringer Ingelheim, Dr. Mayers conducted clinical trials in HIV research during his seventeen years in the United States Navy and his subsequent three years as the head of infectious diseases with Henry Ford Hospital. Dr. Mayers completed his M.D. at the University of Pennsylvania.

Ronald C. Renaud, Jr. has served as our chief financial officer and treasurer since June 2007. Prior to joining Idenix, Mr. Renaud served as senior vice president, chief financial officer and treasurer of Keryx Biopharmaceuticals, Inc. from February 2006 to May 2007. Prior to joining Keryx, Mr. Renaud was a senior research analyst and global sector coordinator for JP Morgan Securities from May 2004 until February 2006, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. From 2001 to May 2004, Mr. Renaud held managing director posts at Charles Schwab & Co., SoundView Capital and Bear Stearns & Co., Inc., where he covered companies in the biotechnology and life sciences sectors. Mr. Renaud holds an M.B.A from the Marshall School of Business at the University of Southern California and a B.A. from St. Anselm College in Manchester, N.H.

David N. Standring, Ph.D. has served as our executive vice president, biology since December 2007 and previously as senior vice president, biology from March 2006 to December 2007 and previously served as vice president, biology from March 2002 to March 2006 and as our executive director of biology from September 2000 to March 2002. Prior to joining Idenix, Dr. Standring served from July 1999 to June 2000 as associate director, and from February 1998 to July 2000, Dr. Standring served as research fellow and then as associate director, virology department at Schering-Plough Research Institute, a division of Schering Plough Corporation, a pharmaceutical company. From November 1994 to January 1998, Dr. Standring served as group leader, hepatitis, virology department at Bristol-Myers Squibb Research Institute. From 1984 to 1994, Dr. Standring

was on the faculty of the University of California at San Francisco. Dr. Standring holds a B.S. from St. John’s College, Oxford University and a Ph.D. in Bioorganic Chemistry from Harvard University.

John Weidenbruch has served as our executive vice president and general counsel since September 2006. Prior to joining Idenix, Mr. Weidenbruch served as vice president and general counsel at Abraxis BioScience Inc. from October 2005 until September 2006. Prior to joining Abraxis, Mr. Weidenbruch worked at Amgen Inc. from January 1995 until October 2005 where he held positions of increasing responsibility including senior director of law operations and senior associate general counsel of global commercial operations, leading a team of attorneys that, along with day-to-day guidance for commercial activities, supported the launch of new products. Mr. Weidenbruch holds a B.A. from Loyola College in Baltimore, Maryland and a J.D. from Georgetown University Law Center in Washington, D.C.

Each of our executive officers is elected or appointed by, and serves at the discretion of, the board of directors. In addition, until such time as Novartis and its affiliates own less than 50% of our voting stock, Novartis’ consent is required for the selection and appointment of our chief financial officer. If in Novartis’ reasonable judgment our chief financial officer is not satisfactorily performing his duties, we are required to terminate the employment of our chief financial officer. Each of our executive officers devotes his or her full time to our affairs.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We have designed our executive compensation plan to attract, motivate and reward our executives for company performance. Specifically, our compensation plan is designed to promote the achievement of key strategic and financial performance measures by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals.

Our total compensation is benchmarked against a peer-group of companies of similar size and market capitalization in the biotechnology sector to ensure we pay competitively. A substantial portion of total compensation for our executive officers is tied to key corporate strategies, financial and operational goals such as drug discovery initiatives, clinical trial progress and other operational and financial measures.

We also provide a portion of our executive compensation in the form of stock options that vest and become exercisable over time, which we believe helps to retain our executives and aligns their interests with those of our shareholders by allowing them to participate in the longer term success of Idenix. Our executive compensation program is structured to mirror the performance of our company overall by delivering differentiated pay for individual performance and achievements of pre-determined business objectives and goals.

Overview of Our Philosophy and Procedures for Determining Executive Compensation

The responsibilities of the compensation committee, which are set forth in detail in our charter which can be found on our website at www.idenix.com, include:

•	recommending to the board of directors the compensation payable to non-employee directors;

•	determining the type and level of compensation for executive officers; and

•	recommending to the board of directors the type and level of compensation for the chief executive officer.

The committee seeks to ensure the executive programs contain an appropriate amount of compensation that is at risk and subject to the achievement of critical business objectives.

To determine the appropriate levels of compensation with respect to each component of our compensation program, the committee annually reviews the compensation level of our named executive officers and other key executives against the compensation levels of comparable positions of a peer group of companies. The compensation committee has retained Towers Perrin, an independent executive compensation consulting firm, to provide assistance in evaluating and developing our executive compensation program. Towers Perrin provides the committee with relevant market data regarding executive compensation.

At the committee’s request, Towers Perrin prepared a detailed report comparing each compensation component within the Idenix executive compensation program, namely base salary, cash incentive programs, equity programs and benefits, to a group of other publicly traded companies engaged in the discovery and development of drug products. The peer group is based on the similarity of their revenue size and market capitalization.

In gathering competitive market compensation data, Towers Perrin generally utilizes two primary sources:

•	published compensation surveys for biotechnology and pharmaceutical industries; and

•	proxy information of selected peer organizations.

Specifically, Towers Perrin utilized two published surveys to develop competitive benchmark market information:

•	the Radford Biotechnology Survey; and

•	the Towers Perrin CDB Pharmaceutical Industry Survey.

In 2007, the committee established base salaries for the named executive officers using the Radford Biotechnology Survey and a peer group comprised of 15 companies, including the following:

•	Adolor Corporation,

•	Arena Pharmaceuticals Inc.,

•	Array BioPharma Inc.,

•	BioCryst Pharmaceuticals Inc.,

•	CV Therapuetics,

•	Cytokinetics Inc.,

•	Indevus Pharmaceuticals Inc.,

•	Inspire Pharmaceuticals Inc.,

•	InterMune Inc.,

•	Lexicon Pharmaceuticals Inc.,

•	Maxygen Inc.,

•	Neurocrine Biosciences Inc.,

•	Salix Pharmaceuticals Ltd.,

•	Telik Inc., and

•	Trimeris Inc.

The list of peer companies is reviewed and approved by the compensation committee each year.

The committee’s philosophy is to target our executive officers’ compensation at a competitive rate, generally between the 50th and the 75th percentiles for total annual compensation, using the Towers Perrin benchmark report to provide analysis and specific data with respect to the peer group discussed above and a broader industry survey. Benchmarking and aligning base salaries is critical to the compensation program since other elements of our compensation are affected by changes in base salary. Payments under our annual cash performance incentive plan are targeted and paid out as a percentage of base salary, for example. Adjustments to the base salary in any year are made based on comparisons to the survey data noted above and evaluation of the executive’s level of responsibility and experience as well as company-wide performance.

Our executives are eligible to participate in our annual cash performance incentive plan, which is an annual variable cash pay plan offered to our employees. The payouts for executives are targeted at a certain percentage of base salary and paid when pre-determined individual and corporate goals are met.

Our executives are also eligible to participate in long-term incentives through stock option grants, with the potential to benefit if shareholder value is increased as a result of increases in our stock price.

In addition to reviewing the compensation of executive officers against the comparative data, the committee also considers recommendations from the chief executive officer regarding compensation for the other executives, including the other named executive officers. Furthermore, the committee approves executive officers’ respective targets for the annual cash performance incentive plan and target equity amounts based upon recommendations from the chief executive officer. With respect to our chief executive officer, the committee recommends his target cash performance incentive and target equity amounts to our board for approval. The committee’s recommendation is based upon several factors, including the benchmark of our chief executive officer’s compensation against comparative data prepared by Towers Perrin and, as more fully discussed below, achievement of corporate goals and objectives for the upcoming year.

Lastly, the committee reviews a comprehensive tally sheet analysis with respect to all elements of the named executive officers’ compensation, including any amounts payable under severance or change-in-control arrangements under post-employment scenarios. This review also analyzes how changes in any element of compensation would impact other elements, particularly severance or change-in-control benefits, if applicable to the executive. Such analysis has become a key component in the committee’s review of executive compensation as the tally sheet allows the committee to consider an executive’s overall compensation rather than only one or two specific components of an executive’s compensation. This allows the committee to make compensation decisions and evaluate management recommendations based upon a complete analysis of an executive’s total compensation.

Review of Management’s Actual Performance Compared to Pre-Determined Goals

At the beginning of each year, corporate and individual goals are drafted by the chief executive officer and the executive officers. These goals are weighted by relative importance to Idenix’s success. The goals are presented to the compensation committee, which actively engages in the process of setting and finalizing the objectives for review and recommendation to the full board of directors. The goals are finalized and approved by the Board of Directors in the first quarter of the fiscal year.

At the end of the year, the chief executive officer evaluates the performance of each executive officer with a proposed rating assigned to such officer based upon his or her achievement of the corporate and individual goals. The chief executive officer presents a summary to the compensation committee of the performance evaluations and ratings along with compensation recommendations for the executive officers. The committee determines the overall corporate performance rating based on performance against the corporate goals as further described below and decides whether to approve or adjust the recommendations for individual executives made by the chief executive officer. In determining the actual success of the executive’s performance during 2007, the compensation committee considered the difficulty of attaining the corporate and individual objectives, whether there were any extenuating circumstances or factors that needed to be considered, and whether or not the stated objectives were met.

In addition, the committee meets in executive session to discuss and review the compensation of the chief executive officer and his performance over the past year compared to the previously approved goals for the corresponding year and upon third party compensation benchmark data prepared by Towers Perrin. The committee provides recommendations regarding compensation for the chief executive officer to our board of directors. Our board of directors reviews and approves any changes in our chief executive officer’s compensation by the end of the first quarter of the fiscal year.

No executive officer, including our chief executive officer, recommends or determines any element or component of his or her own pay package or total compensation amount.

2007 Corporate Objectives

In 2007 our five major programs or departmental functions consisted of:

•	telbivudine, our product for the treatment of hepatitis B virus;

•	NM283, our then-product candidate for the treatment of hepatitis C virus, or HCV;

•	human immunodeficiency virus, or HIV, program;

•	research and development of antiviral compounds; and

•	operations;

For 2007, the key specific corporate objectives from the programs described above included:

•	obtaining regulatory approval for telbivudine in the European Union and China;

•	filing a supplementary new drug application with the United States Food and Drug Administration, or FDA, based on 2 year clinical data;

•	achieving specific U.S. sales targets for telbivudine;

•	successful completion of a drug-drug interaction clinical study for hepatitis C including ribavarin and NM283;

•	initiating a Phase IIb clinical study for treatment naïve patients with hepatitis C in Europe and United States for NM283; and

•	filing a traditional investigational new drug application with the FDA for a selected non-nucleoside reverse transcriptase inhibitor compound.

The NM283 development program was placed on clinical hold by the FDA in July 2007. Following this clinical hold, management, along with our board of directors, considered various strategic changes to our business model and ultimately determined that it would be in the best interests of the business and our shareholders to terminate the development of NM283, eliminate our commercial operations and refocus on our research, discovery and development efforts, which had been the core of our business prior to the launch of telbivudine, our sole commercial product. As part of the restructuring, we transferred to Novartis our development, commercialization and manufacturing rights and obligations pertaining to telbivudine (Tyzeka®/Sebivo®) on a worldwide basis in return for royalty payments. We also enacted a workforce reduction of approximately 100 positions, the majority of which had supported the development and commercialization of Tyzeka®/Sebivo® in the United States and Europe. The restructuring was a strategic decision on our behalf to focus our resources on our hepatitis C, or HCV, and HIV discovery and development programs.

As a result of these decisions described above, management also conducted a complete review of its corporate strategy and 2007 goals and objectives. The results of this review were communicated to the committee and the board of directors in the third quarter of 2007. Following the board’s evaluation of such review, the board approved the addition of several new corporate objectives for the remainder of 2007. The new objectives were a direct result of the decision to materially change our business model by re-focusing on our research and development expertise and shedding our commercial infrastructure, thereby significantly reducing expenses. Specifically, the additional objectives included:

•	implementing a new strategy related to the sale and promotion of Tyzeka®/Sebivo®, which included the transfer of all commercial rights and obligations to Novartis Pharma AG;

•	meeting targeted reduction in expenses; and

•	developing and implementing a strategy for out-licensing IDX 899, our product candidate for the treatment of HIV.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash performance incentive;

•	stock option awards; and

•	severance and change-in-control benefits.

We do not have a formal process for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation, but we do analyze peer group data and related third party information. The committee, after reviewing information provided by Towers Perrin, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. The committee also reviews the total compensation of each of the executives, including whether the chief executive officer’s total compensation is appropriate compared the other executives.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries for 2007, the committee considered the level of the individual’s responsibility and experience, review of comparable positions in the market and the market demand for such executive’s skill sets at the time of hire (as applicable). Base salaries may be increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives as well as our combined success in meeting corporate goals subject to minimum salary requirements set forth in applicable employment agreements. Salaries for individual executive officers are compared to peer group companies based on the surveys and proxy statement information described above.

In the case of Jean-Pierre Sommadossi, our chief executive officer, Ronald Renaud, our chief financial officer and treasurer, Douglas Mayers, our chief medical officer and John Weidenbruch, our executive vice president and general counsel, the minimum base salary is mandated by our written employment arrangements with those executives. Merit increases generally take effect in February or March of each year. For fiscal year 2007, the board of directors determined our chief executive officer’s base salary to be $550,000 annually, an increase of $25,000 from his 2006 base salary.

During 2007, the respective base salary of our chief financial officer and treasurer was $340,000; that of our chief medical officer was $300,000; that of our executive vice president and general counsel was $315,000; and that of our former executive vice president of commercial operations was $326,180.

For 2008, our board of directors determined that our chief executive officer’s base salary should be increased to $580,000. The compensation committee also determined that the base salary of our chief financial officer should be increased to $350,200; the base salary of our chief medical officer increased to $330,000; and the base salary of our executive vice president and general counsel to $324,450. These salary increases were due to the completion of the critical restructuring of the business model achieved in the second half of the year, the significant scientific and clinical progress of our drug discovery efforts and of the challenges facing these executives in 2008 and beyond given our current limited resources.

Annual Cash Performance Incentives

We have an annual cash performance incentive plan for our executives. The annual cash performance incentives are intended to compensate for the direct contribution made by the executive to the achievement of company strategic, operational and financial goals through individual effort and achievement. Amounts payable under the annual cash performance incentive plan are calculated as a percentage of the executive’s base salary. The plan allows for awards ranging from 0% to 200% of the cash target amount. The actual cash performance incentive award is determined according to each named executive officer’s level of achievement against the corporate and, if appropriate, individual objectives. Of all the named executive officers, only Mr. Weidenbruch’s cash incentive award was based in part on the achievement of individual objectives as well as corporate objectives. Due to the expectations uniquely associated with their respective positions, Drs. Sommadossi and Mayers and Mr. Renaud’s cash incentive awards were based solely on the achievement of 2007 corporate goals and objectives. The corporate rating will establish the overall performance rating which then determines the amount of funding for the incentive pool. A corporate rating of 2 will result in 100% of the aggregate incentive targets to be reserved for payment. A rating less than 2 will reduce the incentive amount to below that of the aggregate targets. For 2007, our corporate rating was a 1.75, which resulted in a payout of 75% of the incentive target. Individual incentive amounts are determined according to each named executive officer’s level of achievement against the corporate and, if appropriate, individual objectives. Each named executive officer is given an overall rating, based upon the corporate performance rating discussed above and his or her level of achievement against his or her individual pre-determined objectives, if applicable. We use the same scale for the individual executive rating as the one used for the corporate rating, with a 3 rating for exceeding expectations, a 2 rating for meeting expectations and a 1 rating for performance below expectations.

The targeted cash performance incentive awards, as a percentage of base salary, for several of our executive officers is set forth in the following table:

		2007 Targeted	Actual		Actual Cash
		Cash	Performance		Performance
		Performance	Incentive		Incentive
Named Executive		Incentive % of	Percentage		Paid for
Officer(1)	Title	Base Salary	for 2007		2007

Jean-Pierre Sommadossi	Chief Executive Officer	60%	45%		$250,000
Ronald Renaud	Chief Financial Officer and Treasurer	50%	37%		74,333 (2)
David Blanchard(3)	Former Interim Chief Financial Officer and Treasurer	25%	23%		46,125
Guy Macdonald	Former Executive Vice President, Operations	50%	50	%(4)	163,090 (4)
John Weidenbruch	Executive Vice President and General Counsel	35%	26%		82,688
Douglas Mayers, M.D.	Executive Vice President, Clinical Development, and Chief Medical Officer	50%	37%		112,500

(1)	Mr. Arkowitz ceased serving as our chief financial officer and treasurer as of March 30, 2007 and therefore was not eligible for a cash performance incentive for 2007.

(2)	Mr. Renaud’s 2007 cash performance incentive was pro rated based upon his hire date, June 29, 2007.

(3)	Mr. Blanchard served as interim chief financial officer following Mr. Arkowitz’s departure in March 2007 and prior to Mr. Renaud’s appointment in June 2007.

(4)	Mr. Macdonald ceased to be an executive officer of Idenix on December 31, 2007. This amount represents incentive amounts Mr. Macdonald was entitled to under his employment agreement.

Each of the incentive awards for 2007 (other than that of Mr. Macdonald) represents an amount below the target incentive award set forth in the table. While many key corporate objectives were met in 2007, the discontinuation of the NM283 program was a significant setback for Idenix and the compensation committee determined that, as a result, a key corporate objective had not been met and the company’s key executive officers did not fully achieve their respective target incentive amounts.

Cash Signing Bonuses

In certain circumstances, we provide cash signing bonuses in order to attract highly qualified talent. Whether a signing bonus is paid and the amount thereof, is determined on a case-by-case basis based on the specific circumstances surrounding the hiring of a new executive officer. We will consider paying signing bonuses to compensate the executive for amounts forfeited when the executive leaves a previous employer, or to create additional incentive for executives to join our company in a position where there is high market demand. During 2007, we paid a signing bonus of $400,000 to Mr. Renaud, our chief financial officer and treasurer. We also paid a signing bonus of $300,000 to Dr. Mayer, our executive vice president and chief medical officer. These amounts were intended to off-set compensation that each of Mr. Renaud and Dr. Mayers forfeited due to their leaving their respective former employers and joining Idenix. If either of Mr. Renaud or Dr. Mayers voluntarily terminates his employment or Idenix terminates his employment for cause on or prior to their first anniversary of employment, each will be liable for repayment of 100% of their respective signing bonus. If Mr. Renaud voluntarily terminates his employment or Idenix terminates his employment for cause after the first anniversary but on or prior to the second anniversary of his employment, he will be liable for repayment of 50% of his respective signing bonus.

Relocation

In connection with Dr. Mayers appointment and move to Massachusetts, we agreed to provide relocation assistance which included reimbursement for the commission on the sale of his home in Connecticut, movement of household goods, temporary living and other miscellaneous expenses. Through December 31, 2007, approximately $102,438 of taxable wages has been reimbursed, which includes a tax “gross up” of approximately $33,548 that reimburses Dr. Mayers for the taxes related to his relocation expenses. In addition, Mr. Weidenbruch was reimbursed a total of $77,694 in 2007 in connection with his relocation from California, which includes a tax “gross up” of approximately $27,931 for the taxes related to his relocation expenses.

Stock Options

Our stock option program is the vehicle for offering long-term incentives to our executives, although the committee has the authority to award other forms of equity-based compensation under our stock incentive plans. We believe that stock option grants provide our executives with a strong link to our long-term performance and create an ownership culture and help align the interests of our executives and our shareholders. In addition, the vesting feature of our stock option grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period.

The annual target equity awards for named executive officers are set forth in such officer’s respective employment agreement, each of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2007. The executive officers are awarded stock options with an exercise price equal to the fair market value of Idenix common stock on the date of the grant. For persons other than our chief executive officer, the committee grants options that vest monthly over a four-year period. The stock options awarded to our chief executive officer vest over a five-year period with 25% of the award vesting on the first anniversary of the date of the grant and the remaining 75% vesting on a monthly basis over the next four years. Our chief executive officer has a longer vesting schedule for greater retention impact of the option grant. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents, should any ever be declared.

We do not have equity ownership guidelines for our executives.

Stock Option Grant Practices

Stock awards to our executives are typically granted annually in conjunction with the review of their individual performance. This review takes place at the regularly scheduled meeting of the committee held during the first quarter of each year.

The chief executive officer provides stock option award recommendations for the executive officers to the committee during the first quarter of the fiscal year. The committee reviews the recommendations and is ultimately responsible for approval of all option grants to executive officers, other than to our chief executive officer. Stock option grants regarding our chief executive officer are recommended by the committee for approval by our board of directors.

Determination of Stock Option Exercise Prices

Stock options are granted with an exercise price equal to the fair market value on the grant date, calculated as the average of the open and close prices of our common stock as reported on the NASDAQ Global Market on such date.

Initial New Hire Grant

Idenix provides an initial stock option award to all employees with regular employment status which includes our executive officers. The amount of the award is based upon similar grants to individuals holding comparable positions in peer group companies, based on survey data. The amount of the initial stock option award is also reviewed in light of the employee’s base salary and other compensation to ensure that the employee’s total compensation is in line with our overall compensation philosophy. Dr. Mayers was granted options to purchase 100,000 shares of Idenix’s common stock upon commencement of his employment in January 2007. Mr. Renaud was granted options to purchase 225,000 shares of Idenix’s common stock upon commencement of his employment in June 2007.

Annual Stock Option Awards

Executive officers are eligible for an annual stock option grant which is also a key part of our overall compensation program. As when the amount of base salary and initial stock option awards are determined, a review of all components of the executive’s compensation is conducted when determining annual stock option awards to ensure that an executive’s total compensation is consistent with our overall philosophy and objectives. Among other factors also analyzed in determining an annual grant are: individual executive performance, the company’s performance over the prior year and comparable market data.

2007 Stock Option Grants

During fiscal 2007, several grants were made to our named executive officers. In particular,

•	in March, Dr. Sommadossi and Messrs. Blanchard, Macdonald and Weidenbruch received long-term incentive awards as part of the annual review process;

•	in June, Dr. Sommadossi was granted a stock option award of 150,000 shares, while Mr. Macdonald was granted a stock option award of 125,000 shares; and

•	in November, all named executive officers (other than Messrs. Arkowitz and Macdonald) received long-term incentive awards in a one-time special grant for all employees discussed below.

In July, 2007 our NM283 program was placed on clinical hold by the FDA and discontinued with Board approval. As noted previously, following this clinical hold, management, along with our board of directors, considered various strategic changes to our business model and ultimately determined that it would be in the best interests of the business and our shareholders to transfer our commercial operations for Telbivudine to Novartis and refocus on our research, discovery and development efforts, which had been the core of our business prior to the launch of telbivudine, our sole commercial product.

The restructuring was a strategic decision on our behalf to focus our resources on our HCV and HIV discovery and development programs.

Following these major events, in November 2007, the committee approved a special one-time grant for all employees who continued to be employed by Idenix following the restructuring. The grant was intended to motivate and retain our employees who were making a commitment to help rebuild the organization by focusing on bringing new compounds through the research and development process. It was the committee’s belief that this approach, rather than cash based awards or bonuses payable over time, would better align the employees interests with that of the shareholders. The committee recognized the need to retain our human capital in order to successfully refocus and rebuild the discovery and development engine. Our chief executive officer, Dr. Sommadossi, was granted 100,000 stock options in November in recognition for his strategic leadership during the restructuring and continued progress in the development of our research pipeline.

Mr. Renaud, our chief financial officer, was granted 40,000 stock options for providing the financial direction and rapid decision making during a critical period which resulted in significant and sustainable cost savings. Our chief medical officer, Dr. Mayers, was granted 40,000 options for successfully filing the sNDA for Tyzeka® while simultaneously successfully transferring the product to Novartis. Mr. Weidenbruch, our general counsel, was granted 40,000 stock options in recognition of the legal implementation of the transition.

Set forth in the table below are the stock option targets for our named executive officers as determined by the committee and the actual number of options granted. The amounts set forth under “Actual Options Granted for 2007” include stock option grants following the restructuring described above.

			Actual Options
		2007 Targeted Shares	Granted
Named Executive Officer(1)	Title	Underlying Options	for 2007

Jean-Pierre Sommadossi	Chief Executive Officer	150,000	400,000	(2)
Ronald Renaud(3)	Chief Financial Officer and Treasurer	40,000	265,000	(4)
David Blanchard(5)	Former Interim Chief Financial Officer and Treasurer	10,000	20,000
Guy Macdonald(6)	Former Executive Vice President, Operations	40,000	165,000
John Weidenbruch	Executive Vice President and General Counsel	30,000	50,000
Douglas Mayers, M.D.	Executive Vice President, Clinical Development, and Chief Medical Officer	40,000	140,000	(7)

(1)	Mr. Arkowitz ceased serving as our chief financial officer and treasurer as of March 30, 2007. He did receive an option grant for 40,000 shares in March 2007, but no shares vested under that option grant prior to his departure.

(2)	Dr. Sommadossi was granted a stock option award of 150,000 shares on June 1, 2007 and was granted a stock option award of 100,000 shares on November 9, 2007 in addition to an annual stock grant of 150,000 shares on March 29, 2007.

(3)	Mr. Renaud joined Idenix in June 2007.

(4)	Mr. Renaud was granted a stock option award of 40,000 shares on November 9, 2007 in addition to an initial stock option grant of 225,000 shares upon commencement of his employment.

(5)	Mr. Blanchard served as interim chief financial officer following Mr. Arkowitz’s departure in March 2007 and prior to Mr. Renaud’s appointment in June 2007. He was granted a stock option award of 10,000 shares on November 9, 2007 in addition to an annual stock option grant of 10,000 shares in March 2007.

(6)	Mr. Macdonald ceased to be an officer of Idenix on December 31, 2007. Mr. Macdonald was granted a stock option award of 40,000 shares in March 2007 and a stock option award of 125,000 shares on June 1, 2007.

(7)	Dr. Mayers was granted a stock option award of 40,000 shares on November 9, 2007 in addition to an initial stock option grant of 100,000 shares upon commencement of his employment.

Grants of stock options are designed and administered so that they are not subject to the limits on the Company’s ability to take federal income tax deductions for executive compensation over $1.0 million per year imposed by IRS Code Section 162(m).

Benefits

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Prior to 2007, we did not match employee contributions to the 401(k) plan. Beginning in 2007, all eligible and participating employees received a 401(k) match of 25% on pre-tax contributions, up to the first six (6) percent of eligible compensation. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

We also provide all employees, including executive officers with a flexible spending account plan and paid time off benefits including, vacation, sick time, personal time and holidays. We also provide the chief executive officer with a company-paid life insurance, with a death benefit amount of $2.0 million and company-paid disability with an aggregate benefit amount of $2.0 million, either being payable in a lump-sum or as an annuity.

The committee analyzed tally sheets to determine whether our current combination of compensation elements provided to our executives contain the correct mix of cash compensation, long term incentive and indirect compensation in the form of benefits. We concluded that our total compensation mix is appropriately structured at the present with a significant portion of the total compensation placed on the variable awards such as the annual incentive bonus and the long term component in the form of stock options while keeping a lower portion in the fixed area of benefits. We believe that this mix emphasizes the performance aspect of the compensation framework and is consistent with the interests of our shareholders. We do not offer or provide any additional perquisites to the chief executive officer or any other officer of the company.

Severance and Change-in-Control Benefits

Idenix has entered into employment agreements with each of its named executive officers providing for, among other things, severance and change-in-control benefits as described below. Idenix has worked to design its severance and change-in-control arrangements to be competitive and periodically reviews these arrangements relative to current market trends. We reviewed the tally sheets to determine whether the potential benefits that our current severance and change in control arrangements provide are disproportionate to the value brought to Idenix by each of the executives and believe our current severance and change-in-control benefits are appropriate.

We believe that the severance plans for executives are consistent with our goal of offering compensation packages that enable us to attract and retain talented executives on terms consistent with the interests of our shareholders. While we do not believe that the provisions of a severance plan would be a determinative factor in an executive’s decision to join Idenix, the absence of such a plan would present a distinct competitive disadvantage in the market for talented executives.

Severance Payments

In the event Idenix terminates Dr. Mayers or Mr. Weidenbruch employment for reasons other than cause (as defined in their respective employment agreements), or they terminate their respective employment for good reason (as defined in their respective employment agreements), each executive is entitled to receive the following:

•	a lump sum payment equivalent to one times the executive officer’s base salary at the time of termination and the greater of: (i) the current year target cash performance incentive; or (ii) the cash performance incentive earned in the year preceding the year in which the termination of employment occurs;

•	immediate vesting and exercisability of all outstanding equity awards; and

•	benefits continuation pursuant to the federal “COBRA” laws, continued payment by Idenix of premiums for the executive officer (and the executive officer’s covered dependents) under the group health, dental, disability and life insurance coverage at the active employee rates for a period of 12 months subsequent to the date of termination.

In the event Idenix terminates Mr. Renaud’s employment for reasons other than cause (as defined in his employment agreement), or he terminates his employment for good reason (as defined in his employment agreement), within the first year of his employment, he will be entitled to receive the following:

•	a lump sum payment equivalent to six months of his base salary at the time of termination; and

•	benefits continuation pursuant to the federal “COBRA” laws, continued payment by Idenix of premiums for the executive officer (and the executive officer’s covered dependents) under the group health, dental, disability and life insurance coverage at the active employee rates for a period of 6 months subsequent to the date of termination.

In the event Idenix terminates the chief executive officer’s employment for reasons other than cause, or he terminates his employment for good reason, the chief executive officer is entitled to receive the following:

•	a lump sum payment equivalent to two times his base salary at the time of termination;

•	Two times the greater of: (i) his current year target cash performance incentive; or (ii) the cash performance incentive earned in the year preceding the year in which the termination of employment occurs;

•	immediate vesting and exercisability of all outstanding equity awards;

•	benefits continuation pursuant to the federal “COBRA” laws, continued payment by Idenix of premiums for him (and his covered dependents) under the group health, dental, and life insurance coverage at the active employee rates for a period of 24 months subsequent to the date of termination; and

•	pro-rated annual target performance incentive amount and pro-rated equity grant.

In addition, Dr. Sommadossi’s employment agreement provides for cash and noncash benefits upon a termination of employment for death or disability.

Upon termination of employment, Mr. Macdonald received the benefits provided upon occurrence of a covered termination as set forth in his respective employment agreement. Such benefits consisted of:

•	a lump sum payment of $489,270 which was equal to his annual base salary and his target cash performance incentive for the year in which the covered termination occurred; and

•	continuation of health, dental and life insurance benefits for one year subsequent to the occurrence of the covered termination, which equaled $16,678.

In addition, the vesting of options to acquire up to 190,417 shares of common stock held by Mr. Macdonald, accelerated in full, became immediately exercisable on his termination date and are exercisable for 24 months following his termination date.

Change-in-Control Payments

We have designed our change-in-control policies to provide income continuity after a change-in-control that results in the executive being separated from the company. Our policy in the case of change-in-control benefits has been to structure these as “double trigger” benefits. In other words, the change-in-control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change-in-control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change-in-control, while still providing them appropriate incentives to cooperate in negotiating any change-in-control in which they believe they may lose their jobs. Under the terms of the employment agreements with our named executive officers, if, within one year following a change in control of Idenix, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to an additional lump-sum payment in an amount equal to:

•	such officer’s annual base salary; and

•	the greater of such officer’s target cash performance incentive amount or the cash incentive award earned in the year preceding the year in which the termination occurs.

Dr. Sommadossi is also entitled to receive gross up amounts on any applicable benefits he receives relating to change in control payments. This means that Dr. Sommadossi will be compensated for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code by paying gross up amounts on any applicable benefits he receives under his employment agreement. The other executives who may be subject to Section 4999 will be reduced (but not below zero) to the maximum amount that would result in no portion of the payments being subject to the Excise Tax, which we refer to as the safe harbor cap, but only if the net after-tax amount that would be received by the executive is greater than the net after-tax amount that would be received by the executive if the payments are not reduced to the safe harbor cap.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary

The committee believes Idenix’s compensation programs are designed and administered in a manner consistent with its compensation philosophy and objectives. We continually monitor these programs in recognition of the dynamic marketplace in which Idenix competes for talent. Idenix intends to continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for actual results and that are consistent with shareholder interests.

EXECUTIVE COMPENSATION

Compensation Summary

The following table contains information with respect to the compensation for the fiscal year ended December 31, 2007 of anyone serving as our principal executive officer and principal financial officer during 2007 and our three most highly compensated executive officers serving as executive officers at the end of the last completed fiscal year. We refer to the executive officers identified in this table as our “named executive officers.”

Summary Compensation Table

						Non-Equity
						Incentive
Name and					Option	Plan	All Other
Principal		Salary	Bonus		Awards	Compensation	Compensation		Total
Position	Year	($)(1)	($)		($)(2)	($)(3)	($)		($)

Jean-Pierre Sommadossi,	2007	$544,792	$—		$1,261,960	$250,000	$29,564	(4)	$2,086,316
President and CEO	2006	514,583	—		1,055,927	300,000	3,411	(4)	1,873,921
Ronald C. Renaud, Jr., Chief Financial Officer and Treasurer(5)	2007	172,615	400,000	(6)	111,427	74,333	—		758,375
David Arkowitz,	2007	90,235	—		55,611	—	12,040	(8)	157,886
Former Chief Financial Officer and Treasurer(7)	2006	310,523	—		318,139	146,010	154,296	(9)	928,968
David Blanchard, Former Interim Chief Financial Officer(10)	2007	201,229	—		77,628	46,125	3,375	(11)	328,357
Douglas Mayers, Executive Vice President and Chief Medical Officer(12)	2007	284,231	300,000	(13)	122,223	112,500	102,438	(14)	921,392
Guy Macdonald,	2007	347,466	—		1,293,001	—	495,815	(16)	2,136,282
Former Executive Vice President, Operations(15)	2006	310,523	—		320,611	146,010	2,005	(4)	779,149
John F Weidenbruch, Executive Vice President, General Counsel and Secretary(17)	2007	311,875	—		119,769	82,688	79,532	(18)	593,864
	2006	100,000	250,000	(19)	36,152	32,550	32,275	(20)	450,977

(1)	Salary increases generally occur in March and are not retroactive to January. For this reason, the amount actually paid to the named executive officer is lower than such person’s base salary for the year.

(2)	The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the respective fiscal year, in accordance with FAS 123(R), of stock options granted under our stock incentive plans and include amounts for stock options granted in and prior to the respective fiscal year. There can be no assurance that FAS 123(R) amounts will reflect actual amounts realized. Refer to Note 12, “Equity Incentive Plans and Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 14, 2008 for the relevant assumptions used to determine the valuation of our option awards.

(3)	The amounts shown in this column reflect cash bonus awards paid to our named executive officers under our annual performance-based incentive bonus plan for performance in the year indicated.

(4)	Consists of supplemental life insurance premiums paid by Idenix. During 2006, Idenix self-insured Dr. Sommadossi’s life insurance. In 2007 Idenix paid for a life insurance policy for Dr. Sommadossi’s and grossed up such amounts as required pursuant to Dr. Sommadossi’s employment agreement.

(5)	Mr. Renaud became an executive officer of Idenix in June 2007.

(6)	Consists of a cash signing bonus in connection with the hiring of Mr. Renaud.

(7)	Mr. Arkowitz ceased serving as our chief financial officer and treasurer in March 2007.

(8)	Consists of (i) $9,084 paid for Mr. Arkowitz’s relocation to the Boston, Massachusetts area including amounts required to gross up these expenses for tax purposes and (ii) $2,956 paid as a company match to Mr. Arkowitz’s 401(k).

(9)	Consists of amounts paid for Mr. Arkowitz’s relocation to the Boston, Massachusetts area including amounts required to gross up these expenses for tax purposes.

(10)	Mr. Blanchard served as our interim chief financial officer from April 2007 to June 2007.

(11)	Consists of amounts paid as a company match to Mr. Blanchard’s 401(k).

(12)	Dr. Mayers became an executive officer of Idenix in January 2007.

(13)	Consists of a cash signing bonus in connection with the hiring of Dr. Mayers.

(14)	Consists of amounts paid for Dr. Mayers’ relocation to the Boston, Massachusetts area including amounts required to gross up these expenses for tax purposes.

(15)	Mr. Macdonald ceased being an executive officer of Idenix on December 31, 2007.

(16)	Consists of (i) $489,270 paid to Mr. Macdonald in connection with the termination of his employment; $3,170 paid in supplemental life insurance premiums and (ii) $3,375 paid as a company match to Mr. Macdonald’s 401(k).

(17)	Mr. Weidenbruch became an executive officer on September 1, 2006.

(18)	Consists of amounts paid for Mr. Weidenbruch’s relocation to the Boston, Massachusetts area including amounts required to gross up these expenses for tax purposes.

(19)	Consists of a cash signing bonus in connection with the hiring of Mr. Weidenbruch.

(20)	Consists of (i) $77,695 paid for Mr. Weidenbruch’s relocation to the Boston, Massachusetts area including amounts required to gross up these expenses for tax purposes and (ii) $1,837 paid as a company match to Mr. Weidenbruch’s 401(k).

Grants of Plan-Based Awards

The following table shows information concerning each grant of an award made to a named executive officer during fiscal 2007 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Grants of Plan-Based Awards

								All Other			Grant
								Option			Date Fair
		Estimated Future Payouts						Awards:	Exercise or	Closing	Value of
		Under Non-Equity Incentive			Estimated Future Payouts			Number of	Base Price	Price of	Stock and
		Plan Awards(1)			Under Equity Incentive Plan Awards(2)			Securities	of Option	Stock on	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Grant	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)(3)	Options (#)	($/Sh)(4)	Date ($)	($)(5)

Jean-Pierre Sommadossi	3/29/2007	$0	$330,000	$660,000
	3/29/2007				0	150,000	—
	3/29/2007							150,000	$7.25	$7.28	$578,865
	6/1/2007							150,000	7.24	7.13	585,735
	11/9/2007							100,000	2.41	2.38	137,580
Ronald C. Renaud, Jr.(6)	6/8/2007	0	85,000	170,000
	6/8/2007				0	40,000	—
	6/28/2007							225,000	6.12	6.05	748,350
	11/9/2007							40,000	2.41	2.38	55,032
David Arkowitz(7)	3/6/2007	0	163,090	326,180
	3/6/2007				0	40,000	—
	3/6/2007							40,000	8.12	8.20	173,192
David Blanchard(8)	3/6/2007	0	51,250	102,500
	3/6/2007				0	10,000	—
	3/6/2007							10,000	8.12	8.20	43,298
	11/9/2007							10,000	2.41	2.38	13,758
Guy Macdonald	3/6/2007	0	163,090	326,180
	3/6/2007				0	40,000	—
	3/6/2007							40,000	8.12	8.20	173,192
	6/1/2007							125,000	7.24	7.13	488,113
Douglas Mayers(9)	1/4/2007	0	150,000	300,000
	1/4/2007				0	40,000	—
	1/22/2007							100,000	8.88	8.90	479.720
	11/9/2007							40,000	2.41	2.38	55,032
John Weidenbruch(10)	3/6/2007	0	110,250	220,500
	3/6/2007				0	30,000	—
	3/6/2007							10,000	8.12	8.20	43,298
	11/9/2007							40,000	2.41	2.38	55,032

(1)	Consists of potential cash payments under our annual performance-based incentive bonus plan for executives. Actual cash bonus amounts awarded in March 2008 for 2007 performance are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for 2007.

(2)	Consists of potential stock option awards for executives under our annual performance-based incentive bonus plan for executives. For such stock option awards, the dollar amount recognized as compensation cost for financial statement reporting purposes for 2007, in accordance with FAS 123(R), is set forth in the Summary Compensation Table under the column “Option Awards” for 2007.

(3)	No set maximum exists for equity incentive plan awards. Actual equity incentive plan awards are made at the discretion of our Compensation Committee or, in the case of awards to our chief executive officer, at the discretion of our board of directors based upon the Compensation Committee’s recommendation.

(4)	The fair market value of a share of our common stock on a particular date for purposes of granting stock options is determined as the average of the open and close prices as reported on the NASDAQ Global Market on such date.

(5)	The amounts in this column represent the grant date fair value of each equity award as determined in accordance with FAS 123(R). These amounts do not include the grant date fair value of equity awards calculated under FAS 123(R) of stock option awards granted in March 2008 under our 2007 annual performance-based incentive plan for executives.

(6)	Mr. Renaud’s non-equity incentive plan award was pro rated based upon his June 2007 start date and his June 2007 equity award was an initial grant upon his hire.

(7)	Mr. Arkowitz ceased serving as our chief financial officer and treasurer in March 2007 and no shares of his March 2007 option grant vested prior to his termination date.

(8)	Mr. Blanchard served as our interim chief financial officer from April 2007 to June 2007.

(9)	Dr. Mayers’ January 2007 equity award was an initial grant upon his hire.

(10)	Mr. Weidenbruch’s March 2007 equity award was pro rated based upon his September 2006 hire date.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by our named executive officers as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised	Option Exercise
	Unexercised Options	Options (#)	Price	Option Expiration
Name	(#) Exercisable(1)	Unexercisable(1)	($)	Date

Jean-Pierre Sommadossi	56,250	—	$8.50	11/19/2012
	79,688	20,312	12.05	2/1/2014
	89,063	60,937	19.14	2/27/2015
	60,938	89,062	21.11	3/6/2016
	0	150,000	7.25	3/28/2017
	0	150,000	7.24	5/31/2017
	0	100,000	2.41	11/8/2017
Ronald C. Renaud, Jr.	32,813	192,187	6.12	6/27/2017
	1,667	38,333	2.41	11/8/2017
David Arkowitz(2)	—	—	—	—
David Blanchard	30,000	—	2.00	12/25/2010
	4,375	—	8.50	11/19/2012
	10,000	—	11.50	12/11/2013
	3,542	1,458	19.14	2/27/2015
	4,375	5,625	21.11	3/6/2016
	2,083	7,917	8.12	3/5/2017
	417	9,583	2.41	11/8/2017
Guy Macdonald(3)	175,000	—	11.50	9/8/2013
	30,000	—	12.05	2/1/2014
	30,000	—	19.14	2/27/2015
	30,000	—	21.11	3/6/2016
	40,000	—	8.12	3/5/2017
	125,000	—	7.24	5/31/2017
Douglas Mayers	25,000	75,000	8.88	1/21/2017
	1,667	38,333	2.41	11/8/2017
John Weidenbruch	25,001	49,999	10.25	9/4/2016
	2,084	7,916	8.12	3/5/2017
	1,667	38,333	2.41	11/8/2017

(1)	Options vest in 48 equal monthly installments beginning on the last day of the month of the date of grant, except that options granted to Dr. Sommadossi generally vest over a five-year period with 25% of the shares vesting on the first anniversary of the date of grant and the remaining 75% vesting in 48 equal monthly installments thereafter. Options exercisable set forth herein, if exercised, would provide voting power with respect to the shares of common stock underlying such options.

(2)	Mr. Arkowitz did not have any outstanding equity awards as of December 31, 2007.

(3)	Mr. Macdonald ceased to be an executive officer of Idenix on December 31, 2007. All options held by Mr. Macdonald accelerated and became immediately exercisable on December 31, 2007 in connection with his termination of employment.

Option Exercises and Stock Vested

None of the named executive officers exercised stock options during 2007.

Potential Payments Upon Termination or Change in Control

Potential payments made to our named executive officers in the instance of a termination without cause or a termination for good reason or in the case of change in control benefits upon a “double trigger” are discussed in greater detail under “Compensation Discussion and Analysis” “— Severance and Change in Control Benefits”.

The table below sets forth the potential payments to our named executive officers assuming a termination event or a change in control event occurred as of December 31, 2007:

POTENTIAL TERMINATION PAYMENTS

			Acceleration of
			Vesting of
	Salary and		Equity	Other
	Bonus(1)		Awards(2)	Payments(3)	Total

Jean-Pierre Sommadossi	$1,760,000		$29,000	$92,484	$1,881,484
Ronald C. Renaud, Jr.	$170,000	(4)	11,600	16,678	198,278
Douglas Mayers	$450,000		11,600	16,678	478,278
John Weidenbruch	$425,250		11,600	16,678	453,528

(1)	Other than for Mr. Renaud, this amount represents a lump sum payment equivalent to one times the executive’s base salary (two times in the case of Dr. Sommadossi) at the time of termination plus an amount equal to one times (two times in the case of Dr. Sommadossi) the greater of such executive’s current year target bonus or the cash bonus earned in the year preceding the year in which the termination occurs.

(2)	All equity awards vest and become immediately exercisable in full upon a termination event. This amount is equal to the number of options multiplied by the difference between the exercise price of such option and the closing stock price of our common stock on the December 31, 2007 ($2.70) as reported by the NASDAQ Global Market.

(3)	Represents amounts related to continued medical, dental and life insurance coverage for such officer and his eligible dependents for up to 12 months (24 months after termination in the case of Dr. Sommadossi) as set forth in such officer’s employment agreement or arrangement.

(4)	This amount represents a lump sum payment equivalent to one-half times Mr. Renaud’s base salary at December 31, 2007.

In addition, in connection with the termination of employment of Mr. Macdonald in December 2007, we made the following payments:

•	a payment of $489,270 to Mr. Macdonald which was equal to his annual base salary and his target bonus for the year in which the covered termination occurred; and

•	continuation of health, dental and life insurance benefits for one year subsequent to the occurrence of the covered termination, which equaled $19,848.

In addition, options to acquire up to 190,417 shares of common stock held by Mr. Macdonald accelerated in full and became immediately exercisable on his termination date.

The table above does not include Messrs. Arkowitz or Blanchard as Mr. Arkowitz ceased to serve as our chief financial officer and treasurer in March 2007 and Mr. Blanchard ceased to serve as our interim chief financial officer in June 2007.

The table below sets forth the potential payments to our named executive officers assuming a change in control event occurred as of December 31, 2007:

POTENTIAL CHANGE IN CONTROL PAYMENTS

	Total Termination	Change in Control	Estimated Tax
	Payments(1)	Payment(2)	Gross-Up(3)	Total

Jean-Pierre Sommadossi	$1,881,484	$880,000	$1,062,020	$3,823,504
Ronald C. Renaud, Jr.	$198,278	510,000	—	708,278
Douglas Mayers	$478,278	450,000	—	928,278
John Weidenbruch	$453,528	425,250	—	878,778

(1)	This amount represents the aggregate amount payable to such officer with respect to a termination event as set forth in the “Total” column of the above table “Potential Termination Payments.”

(2)	Amount represents a lump sum payment equivalent to one times the executive’s base salary at the time of termination plus an amount equal to one times the greater of such executive’s current year target bonus or the cash bonus earned in the year preceding the year in which the change in control occurs.

(3)	Dr. Sommadossi will be compensated for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code by paying gross up amounts on any applicable benefits he receives under his employment agreement as set forth therein.

The table above does not include Messrs. Arkowitz or Blanchard as Mr. Arkowitz ceased to serve as our chief financial officer and treasurer in March 2007 and Mr. Blanchard ceased to serve as our interim chief financial officer in June 2007.

Compensation Committee Interlocks and Insider Participation

Dr. Puginier serves on the Compensation Committee as a designee of Novartis pursuant to the terms of our stockholders’ agreement. No other member of the Compensation Committee had any relationship with us requiring disclosure under Item 407(e)(4) of Regulation S-K under the Exchange Act.

No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Idenix’s Board of Directors or Compensation Committee.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2007. All of our option plans have been approved by our shareholders.

Equity Compensation Table

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities			Equity Compensation
	to be Issued Upon		Weighted Average	Plans (Excluding
	Exercise of		Exercise Price of	Securities Reflected in
Plan Category	Outstanding Options		Outstanding Options	Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	5,712,289	(1)	$9.83	2,446,506	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	5,712,289			2,446,506

(1)	Consists of 2,121,262 shares of common stock issuable upon exercise of options under our 1998 equity incentive plan and 3,591,027 shares of common stock issuable upon exercise of options under our 2005 stock incentive plan.

(2)	Consists of 40,345 shares of common stock issuable under our 1998 equity incentive plan and 2,406,161 shares of common stock issuable under our 2005 stock incentive plan. Our 2005 plan authorizes the issuance of stock options, restricted and unrestricted stock, stock appreciation rights, performance shares and other equity-based awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Idenix’s Annual Report on Form 10-K for the year ended December 31, 2007.

By the Compensation Committee

Wayne T. Hockmeyer, Chair
Charles W. Cramb
Norman C. Payson
Emmanuel Puginier

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the board in its oversight of the integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm.

The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2007 with our management. The Audit Committee also reviewed and discussed our audited consolidated financial statements, the audit of our internal control over financial reporting and the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380) with PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP the matters disclosed in this letter and their independence.

The Audit Committee also considered whether PricewaterhouseCoopers LLP’s provision of other non-audit related services to us is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 and selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008.

By the Audit Committee

Charles W. Cramb, Chair
Thomas R. Hodgson
Denise Pollard-Knight

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Idenix is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, if the amount involved in such transaction is not greater than $250,000. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Idenix’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the party receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter. In addition, the policy does not apply to transactions with Novartis Pharma AG and its affiliates, each of which are reviewed and approved by the Audit Committee pursuant to the terms of its charter to the extent such transaction constitutes a “related party transaction” within the meaning of Item 404 of Regulation S-K.

Relationship with Novartis Pharma AG

In May 2003, we entered into a collaboration with Novartis relating to the worldwide development and commercialization of our product candidates licensed by Novartis. Simultaneously, Novartis purchased approximately 54% of our outstanding capital stock from our stockholders for $255 million in cash, with an aggregate amount of up to $357 million contingently payable to these stockholders if we achieve predetermined development milestones relating to a product candidate for the treatment of infections caused by the hepatitis C virus, or HCV. Including shares acquired in 2005 from its affiliate, Novartis BioVentures Ltd., and shares acquired as a result of the exercise of its stock subscription rights, Novartis currently owns and as of the record date owned approximately 56% of our outstanding common stock. Novartis BioVentures Ltd. was an existing stockholder in May 2003 at the time of the Novartis stock purchase.

Our relationship with Novartis includes a number of arrangements that affect our corporate governance and the research, development, manufacture and commercialization of our product candidates. The terms of these arrangements are set forth in the agreements described below to which we and Novartis are parties:

•	a stockholders’ agreement, as amended and restated in July 2004 in connection with our initial public offering, provides for, among other things: the ability of Novartis to maintain its percentage ownership in our stock; rights of Novartis with respect to designation of nominees for election as director; rights of Novartis to approve specified material corporate activities of Idenix; and registration rights in favor of Novartis and certain of our other stockholders who held shares of our preferred stock prior to the conversion of such preferred stock into common stock in May 2003;

•	a development and commercialization agreement, as amended, under which we are collaborating with Novartis to develop, manufacture and commercialize product candidates which they license from us; and

•	a supply agreement, under which Novartis will manufacture for us the active pharmaceutical ingredient, or API, for the clinical development supply of product candidates and potentially the API for the commercial supply of product candidates it has licensed from us and will perform the finishing and packaging of licensed products for commercial sale.

Stockholders’ Agreement

Under the stockholders’ agreement, we have:

•	agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock;

•	agreed that for so long as any designee of Novartis serves on our board of directors, a Novartis director designee is entitled to be a member of each committee of our board of directors or a non-voting observer to any such committee, if such committee membership is barred by applicable law, rule or regulation;

•	required that, with certain limited exceptions, until May 8, 2008, or sooner if terminated pursuant to the terms of the stockholders’ agreement, Novartis and its affiliates shall not acquire additional shares of our voting stock unless a majority of our independent directors approves or requests the acquisition;

•	granted Novartis, together with certain other holders of our common stock, rights to cause us to register, under the Securities Act of 1933, as amended, such shares of common stock; and

•	granted to Novartis for so long as it and its affiliates continue to own at least 19.4% of our voting stock, approval rights over a number of corporate actions that we or our subsidiaries may take, including:

–	the authorization or issuance of additional shares of our capital stock or the capital stock of our subsidiaries, except for a limited number of specified issuances;

–	any change or modification to the structure of our board of directors or a similar governing body of any of our subsidiaries;

–	any amendment or modification to any of our organizational documents or those of our subsidiaries;

–	the adoption of a three-year strategic plan or the adoption of an annual operating plan and budget, if there is no approved strategic plan;

–	any decision that would result in a variance of total annual expenditures, capital or expense, in excess of 20% from the approved three-year strategic plan;

–	any decision that would result in a variance in excess of the greater of $10 million or 20% of our profit or loss target in the strategic plan or operating plan;

–	the acquisition of stock or assets of another entity that exceeds 10% of our consolidated net revenue, net income or net assets;

–	the sale, lease, license or other disposition of any assets or business which exceeds 10% of our net revenue, net income or net assets;

–	the incurrence of any indebtedness by us or our subsidiaries for borrowed money in excess of $2 million, other than in limited circumstances;

–	any material change in the nature of our business or that of any of our subsidiaries;

–	any change in control of Idenix or any subsidiary; and

–	any dissolution or liquidation of Idenix or any subsidiary, or the commencement by us or any subsidiary of any action under applicable bankruptcy, insolvency, reorganization or liquidation laws.

Novartis’s Ability to Maintain its Percentage Ownership Interest in Our Capital Stock

If we issue any shares of our capital stock, other than in certain situations, Novartis has the right to purchase such number of shares required to maintain its percentage ownership of our voting stock for the same consideration per share paid by others acquiring our stock. This right is applicable to equity awards under our stock incentive plans, including our 2005 Stock Incentive Plan.

Additionally, Novartis has the right to purchase, at par value of $0.001 per share, such number of shares as is required to maintain its percentage ownership of our voting stock if we issue shares of capital stock in connection with the acquisition or in-licensing of technology through the issuance of up to 5% of our stock in any 24-month period. These additional purchase rights remain in effect until the earlier of the date that Novartis and its affiliates own less than 19.4% of our voting stock or the date that Novartis becomes obligated to make contingent payments of $357 million to those holders of our stock who sold shares to Novartis on May 8, 2003. Idenix did not issue any shares of common stock to Novartis during fiscal 2007 in connection with these rights.

Development, License and Commercialization Agreement

As part of the development and commercialization agreement, dated as of May 8, 2003 among us and Novartis, as amended, which we refer to as the development and commercialization agreement, Novartis has an option to license any of our development-stage product candidates generally 90 days after early demonstration of activity and safety in a proof of concept clinical study. To date, Novartis has exercised that option for the following products and product candidates:

•	Tyzeka®/Sebivo® (Telbivudine), the development, commercialization and manufacturing rights to which was transferred to Novartis effective October 1, 2007 pursuant to an amendment in 2007 to the development and commercialization agreement, or the 2007 amendment;

•	valtorcitabine, our hepatitis B virus, or HBV, product candidate, which discontinued developing in 2007; and

•	valopicitabine, our hepatitis C virus, or HCV, product candidate, which was placed on clinical hold by the FDA in July 2007 based on the overall risk/benefit profile observed in clinical testing and subsequently we discontinued developing.

In September 2007, we entered into an amendment to the development and commercialization agreement whereby we transferred to Novartis our development, commercialization and manufacturing rights and obligations related to telbivudine, our drug product for the treatment of HBV, on a worldwide basis. In exchange we will receive royalty payments which are equal to a percentage of net sales of Tyzeka®/Sebivo®, with such percentage increasing according to specified tiers of net sales. The royalty percentage shall vary based upon the territory and the aggregate dollar amount of net sales. Novartis shall also be responsible for certain costs associated with the transition of third party contracts and arrangements relating to telbivudine and certain intellectual property prosecution and enforcement activities. Pursuant to a transition services agreement we will provide Novartis with certain services relating to telbivudine through June 2008 (or later if agreed to by the parties). We will be reimbursed by Novartis for these services.

Novartis paid us a license fee of $75.0 million in May 2003 for Tyzeka®/Sebivo® (Telbivudine) and valtorcitabine. Novartis also provided development funding and was obligated to make milestone payments which could have totaled up to $35.0 million upon achievement of regulatory approvals for Sebivo® and valtorcitabine in Europe and China. Of these $35.0 million in milestone payments, we received payment on two of these regulatory milestones in 2007 totaling $20.0 million. We do not expect to receive any additional regulatory milestones for telbivudine or valtorcitabine.

In March 2006, Novartis exercised its option to license valopicitabine, our lead HCV product candidate at that time. Under the development and commercialization agreement, Novartis agreed to pay us up to $500.0 million in license fees and regulatory milestone payments for an HCV product candidate. Of this amount and as a result of its option exercise, Novartis paid us a license fee of $25.0 million, paid us an additional $25.0 million milestone payment based upon results from our phase I clinical trial and provided development funding for the product candidate. In July 2007, we announced that the FDA had placed on clinical hold in the United States our development program of valopicitabine for the treatment of HCV based on the overall risk/benefit profile observed in clinical testing. We subsequently discontinued the development of valopicitabine. As a result, we do not expect to receive any additional license fees or milestone payments for valopicitabine from Novartis.

In addition, Novartis has the exclusive option to obtain rights to other product candidates developed by us, or in some cases licensed to us, so long as Novartis maintains ownership of 51% of our voting stock and for a specified period of time thereafter.

The terms of these options, including license fees, milestone payments and payments in reimbursement of development expenses, vary according to the disease which the product candidate treats, the stage of development of the product candidate, the present value of future cash flows of the product candidate relative to those previously estimated for licensed products and product candidates, and Novartis’ ownership interest in Idenix.

Development of Products and Regulatory Activities

For the product candidates Novartis chooses to license, Novartis will have the right to approve, in its reasonable discretion, the development budget. We will develop each licensed product in accordance with a development plan approved by a joint steering committee. The joint steering committee is comprised of an equal number of representatives of Idenix and Novartis. Novartis will also be responsible for certain of the development expenses incurred in accordance with approved development budgets for our product candidates that Novartis licenses. The collaboration arrangement contemplates several joint committees in which we and Novartis participate. We participate in these committees as a means to govern or protect our interests. The committees span the period from early development through commercialization of product candidates licensed by Novartis.

We have primary responsibility for preparing and filing regulatory submissions with respect to any licensed product in the United States, and Novartis has primary responsibility for preparing and filing regulatory submissions with respect to any licensed product in all other countries in the world. Under certain circumstances, primary responsibilities for all or certain regulatory tasks in a particular country may be switched from one party to the other.

Product Commercialization

We initially granted Novartis an exclusive, worldwide license to market and sell Tyzeka®/Sebivo® (Telbivudine), valtorcitabine and valopicitabine, subject to our commercialization rights. Pursuant to the 2007 amendment, we transferred all our development, commercialization and manufacturing rights to Novartis relating to telbivudine (Tyzeka®/Sebivo®). In the third quarter of 2007 we discontinued development of valtorcitabine, our HBV product candidate. Valopicitabine, our HCV product candidate, was placed on clinical hold by the FDA in July 2007 based on the overall risk/benefit profile observed in clinical testing. As a result, we will not continue with the development of these product candidates.

In accordance with the arrangements set forth in our development and commercialization agreement with Novartis, we have the right to co-promote or co-market with Novartis in the United States, United Kingdom, France, Germany, Italy and Spain any products that Novartis licenses from us. If we co-promote or co-market, in the United States, we will act as the lead commercial party and record revenue from product sales and will share equally the resulting net benefit or net loss with Novartis from co-promotion from the date of product launch. In the United Kingdom, France, Germany, Italy and Spain, Novartis will act as the lead commercial party and record revenue from product sales. In the United Kingdom, France, Germany, Italy and Spain, the net benefit we might realize will increase incrementally during the first three years from the date of product launch, such that we will share equally with Novartis the net benefit from the co-promotion beginning in the third year from the date of product launch.

In other countries, we will effectively sell products to Novartis for their further sale to third parties. Novartis will pay us to acquire such products at a price that is determined in part by the volume of product net sales under the terms of the supply agreement described below.

Novartis has agreed that it will not market, sell or promote, or grant a license to any third party to market, sell or promote, certain competing products. However, if Novartis seeks to engage in such activities, it must first inform us of the competitive product opportunity and, at our election, enter into good faith negotiations with us concerning such opportunity. If we either do not elect to enter into negotiations with respect to such opportunity or are unable to reach agreement within a specified period, Novartis would be free to proceed with its plans with respect to such competing product. The competitive restrictions on Novartis terminate on a country-by-country basis on the earlier of May 8, 2008 or the termination of the development and commercialization agreement with respect to each particular country as described below.

Termination

Novartis, and in certain circumstances, we, have the right to terminate the development and commercialization agreement. Novartis may in its sole discretion terminate the development and commercialization agreement with respect to a particular product, product candidate or country on not less than six months notice.

If Novartis terminates the development and commercialization agreement for material breach by us, or for bankruptcy, insolvency or reorganization on our part, then Novartis may elect to retain licenses to our product candidates or products, in which case it will remain obligated to make payments to us in amounts to be negotiated in good faith at the time of termination. If we terminate part or all of the development and commercialization agreement for material breach by Novartis, or for bankruptcy, insolvency or reorganization on the part of Novartis, or if Novartis terminates the development and commercialization agreement unilaterally in the absence of a breach by us, we may be obligated to make payments to Novartis in amounts to be negotiated in good faith at the time of termination.

Master Manufacturing and Supply Agreement

Under the master manufacturing and supply agreement, dated as of May 8, 2003, between us and Novartis, which we refer to as the supply agreement, we appointed Novartis to manufacture or have manufactured the clinical supply of the API for each product candidate licensed under the development and commercialization agreement and certain other product candidates. In addition, Novartis will perform the finishing and packaging of the APIs into the final form for telbivudine and for other products that reach commercialization.

Manufacturing Arrangement and Packaging Agreement

In June 2006, after completing a competitive bid process where Novartis had the right to match the best third-party bid, we entered into a commercial manufacturing agreement, which we refer to as the manufacturing agreement, with Novartis and a packaging agreement with Novartis Pharmaceuticals Corporation, an affiliate of Novartis. Under the manufacturing agreement, Novartis would manufacture the commercial supply of Tyzeka® (Telbivudine) that is intended for sale in the United States. The packaging agreement provided that the supply of Tyzeka® (Telbivudine) intended for commercial sale in the United States would be packaged by Novartis Pharmaceuticals Corporation. As a result of the 2007 amendment, the commercial manufacturing agreement and supply agreement were terminated as each related to telbivudine and we will work with Novartis to terminate our rights and obligations to the packaging agreement. Effective October 1, 2007, Novartis is solely responsible for the manufacture and supply of Tyzeka®/Sebivo® (Telbivudine) on a worldwide basis. No penalties were incurred by us as a result of the termination of these agreements.

Indemnification

We have agreed to indemnify Novartis and its affiliates against losses suffered as a result of our breach of representations and warranties in the development and commercialization agreement and stock purchase agreement dated March 21, 2003 to which we, Novartis and substantially all of our stockholders as of March 21, 2003 are a party. In these agreements, we made numerous representations and warranties to Novartis regarding our HBV product and product candidate and HCV product candidate, including representations regarding our ownership of the inventions and discoveries relating to such. If one or more of our representations or warranties were not true at the time we made them to Novartis, we would be in breach of these agreements. Novartis has the right to seek from us, and under certain circumstances, from us and our stockholders who sold shares to Novartis, who include many of our officers and directors, indemnification for damages suffered by Novartis as a result of a breach by us. For a further discussion of indemnification rights and obligations, please refer to our Annual Report on Form 10-K where a more in depth discussion is presented under the caption “Business — Collaborations — Relationship with Novartis — Development, License and Commercialization Agreement — Indemnification,” “— Stock Purchase Agreement” “Risk Factors — Factors Related to our Relationship with Novartis” and “— Factors Related to Patents and Licenses.”

Other Agreement

We have also agreed that until such time as Novartis and its affiliates own less than 50% of our voting stock, Novartis’s consent is required for the selection and appointment of our chief financial officer. If in Novartis’s reasonable judgment our chief financial officer is not satisfactorily performing his duties, we are required to terminate his employment.

Employment Agreements

We have entered into employment agreements/arrangements with each of Drs. Sommadossi and Mayers and Messrs. Renaud and Weidenbruch (each of which is filed with Idenix’s Annual Report of Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008). The employment agreements/arrangements for each of these officers provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our board of directors or a committee of the board of directors. The employment agreements/arrangements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the board of directors in its discretion determines that such officer has achieved or surpassed performance goals established by the board of directors or Compensation Committee in consultation with our management. Currently, the minimum target bonus percentage is 60% for Dr. Sommadossi, 50% for each of Dr. Mayers and Mr. Renaud and 35% for Mr. Weidenbruch. Pursuant to the terms of the employment agreements/arrangements, the base salary and target bonus and equity award for the current year become the minimum amounts for future years for each officer.

Each officer is also eligible to participate in any of our equity incentive programs and has the opportunity, subject to approval of the Compensation Committee, or in the case of Dr. Sommadossi, our board of directors, to be awarded annually an option to purchase shares of our common stock which vest over a four-year period (except for awards granted to Dr. Sommadossi which will generally vest over a five-year period).

In addition, each officer’s employment agreement provides for severance benefits in the event Idenix terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements/arrangements), or they terminate their respective employment for good reason (as defined in their respective employment agreements/arrangements). In addition, if, within one year following a change in control of Idenix, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change in control benefits.

Dr. Sommadossi’s employment agreement includes restrictive covenants prohibiting the sale, transfer or disposition of more than 50% of the Idenix capital stock owned by him on May 8, 2003, plus shares of common stock he acquires upon exercise of stock options outstanding as of that date, until May 8, 2008, unless his employment is terminated without cause or as a result of death or disability or he resigns for good reason.

In connection with the commencement of their respective employment with Idenix, in 2007 Dr. Mayers received a $300,000 sign-on bonus; and Mr. Renaud a $400,000 sign-on bonus and in 2006 Mr. Weidenbruch received a $250,000 sign-on bonus. Additionally, to facilitate their respective relocation to the Cambridge, Massachusetts area, we agreed to reimburse Dr. Mayers and Mr. Weidenbruch for their respective expenses incurred in connection with their relocation to Massachusetts and such amounts required to gross up these expenses for tax purposes.

For additional information about our executive compensation program generally and the terms of these employment agreements/arrangements, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see generally the section of this proxy statement entitled “Compensation Discussion and Analysis” and, in particular “— Severance and Change in Control Benefits” and “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Registration Rights

As of April 1, 2008, the holders of 37,137,061 shares of our common stock are entitled to cause us to register their shares or participate in a registration by us under the Securities Act. These rights are provided under the terms of the stockholders’ agreement. These holders include the following directors, officer and holders of more than five percent of our voting securities and their affiliates:

Number of
Name of Holder	Registrable Shares

Novartis AG(1)	31,299,173
MPM Capital L.P. affiliated funds(2)	3,243,306
Jean-Pierre Sommadossi	100,000
Total	34,642,479

(1)	Represents 31,299,173 shares held by Novartis, a direct, wholly owned subsidiary of Novartis AG. Dr. Puginier, one of our directors, serves as global head of marketing and sales general medicine for Novartis Pharma AG, an affiliate of Novartis, and Mr. Pelzer, also one of our directors, serves as general counsel to Novartis Pharmaceuticals Division, an affiliate of Novartis.

(2)	Represents 2,949,488 shares held by BB BioVentures, 256,519 shares held by Parallel Fund and 37,299 shares held by Investors Fund. Each of these funds is affiliated with MPM Capital L.P. affiliated funds.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2008. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1998. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

Our board of directors believes that the selection of PricewaterhouseCoopers LLP as our independent accounting firm for the fiscal year ending December 31, 2008 is in our best interests and the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

Principal Accounting Fees and Services

The following table summarizes the fees PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services:

Fee Category	2007	2006

Audit Fees(1)	$752,680	$742,387
Audit-Related Fees(2)	—	8,863
Total Fees	$752,680	$751,250

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to consultations concerning financial accounting and reporting standard and compliance with certain government grants in Europe.

No audit-related fees billed in 2007 or 2006 were provided under the de minimis exception to the Audit Committee pre-approval requirements.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chair of the Audit Committee the authority to approve any audit or non-audit services (other than services relating to the annual and quarterly financial reviews) to be provided to us by our independent registered public accounting firm. Any approval of services by the Audit Committee chair pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

OTHER INFORMATION

Other Matters

Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports provided to us by the persons required to file such reports and written representations made to us by such persons, we believe that during 2007 all filings required to be made by our directors, executive officers and holders of more than 10% of our common stock were timely made in accordance with the Section 16(a) filing requirements with the exception of a Form 4 required to be filed by Mr. Macdonald for an option grant on March 6, 2007 which was filed with the SEC on March 19, 2007; a Form 4 required to be filed by Mr. Weidenbruch for an option grant on March 6, 2007 which was filed with the SEC on March 14, 2007, respectively, and a Form 3 required to be filed by Dr. Puginier upon his nomination as a director.

Householding of Annual Meeting Materials

Some brokers, banks and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: 60 Hampshire Street, Cambridge, Massachusetts, 02139, Attention: Investor Relations; 617-995-9800. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholder Proposals for the 2009 Annual Meeting

Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2009 annual meeting of stockholders must be received by us at our principal office in Cambridge, Massachusetts, not later than December 28, 2008. We suggest that stockholder proponents submit their proposals by certified mail, return receipt requested, addressed to us c/o Secretary, 60 Hampshire Street, Cambridge, Massachusetts 02139.

The persons designated in the proxy card will be granted discretionary authority with respect to any stockholder proposal for the 2009 annual meeting of stockholders not submitted pursuant to Rule 14a-8 if such proposal is not received by us by March 20, 2009.

By Order of the Board of Directors,

JOHN F. WEIDENBRUCH
Secretary

April 25, 2008

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

Idenix Pharmaceuticals, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

    Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the director nominees and FOR Proposal 2.
1.	To elect nine directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.									+
	Nominees:	For	Withhold		For	Withhold		For	Withhold
	01 - Jean-Pierre Sommadossi, Ph.D.	☐	☐	02 - Charles W. Cramb	☐	☐	03 - Emmanuel Puginier, M.D.	☐	☐

	04 - Wayne T. Hockmeyer, Ph.D.	☐	☐	05 - Thomas R. Hodgson	☐	☐	06 - Norman C. Payson, M.D.	☐	☐

	07 - Robert E. Pelzer	☐	☐	08 - Denise Pollard-Knight, Ph.D.	☐	☐	09 - Pamela Thomas-Graham	☐	☐

	For	Against	Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2008.	☐	☐	☐

B	Non - Voting Items
Change of Address — Please print new address below.	Comments— Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

<STOCK#>

▼    PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — Idenix Pharmaceuticals, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
JUNE 3, 2008
Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Jean-Pierre Sommadossi and John Weidenbruch, and each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of common stock, $0.001 par value per share, of Idenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), held by the undersigned as of the close of business on April 9, 2008 at the 2008 Annual Meeting of Stockholders and at any adjournments or postponements thereof as indicated herein upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting and, in their discretion, upon any other matters which may properly come before the Annual Meeting. Each proposal included in this proxy has been proposed by the Company, and none of the proposals are conditioned upon approval of any other proposal.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBER 2.Attendance of the undersigned at the meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned revokes this proxy in writing before it is exercised.
PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN ENCLOSED REPLY ENVELOPE
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
CONTINUED AND TO BE VOTED ON REVERSE SIDE